Exhibit 10.22.2

CONTRIBUTION AGREEMENT

AMONG,

CBL & ASSOCIATES LIMITED PARTNERSHIP

as Transferor

ST. CLAIR SQUARE, GP, INC.

AND

CW JOINT VENTURE, LLC,

as Transferee

AND

WESTFIELD AMERICA LIMITED PARTNERSHIP

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Page

ARTICLE I Contribution of Contributed Interests	4
1.1 Contribution	4
1.2 Contributed Interests Value	4
1.3 Closing Costs	4
ARTICLE II Investigation of the Properties and Titles	4
2.1 Inspection of Properties; Indemnity	4
2.2 Title and Survey	5
2.3 Status of Title	5
ARTICLE III Transferee’s Acknowledgement	5
ARTICLE IV Transferor’s Representation & Warranties	7
4.1 Authority; Ownership of Contributed Interests	7
4.2 No Conflicts	8
4.3 Consents; Binding Obligations	9
4.4 No Bankruptcy	9
4.5 Tenant Leases, Contracts, Permitted Exceptions and Permits	9
4.6 No Actions/Compliance With Laws	10
4.7 Hazardous Materials and Repairs	11
4.8 Taxes and Special Assessments	11
4.9 Non-Foreign Status	12
4.10 Not a Prohibited Person	12
4.11 Intentionally Deleted	12
4.12 Single-Purpose	12
4.13 ERISA	13
4.14 Financial Statements	13
4.15 No Other Assets	13
4.16 Intentionally Deleted	13
4.17 Existing Mortgage Loans	13
4.18 Intentionally Omitted	13
4.19 Insurance Certificates.	13
ARTICLE V Transferee’s Representations and Warranties	15
5.1 Authority	15
5.2 No Conflicts	15
5.3 Consents; Binding Obligations	15
5.4 No Bankruptcy	16
5.5 Intentionally Deleted.	16
5.6 No Legal Proceedings	16
5.7 No Preemptive Rights	16
5.8 No Repurchase Obligations	16

i

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(continued)

Page

5.9 Organizational Documents	17
5.10 Certain Tax Matters	17
5.11 Westfield Contribution Agreement	17
5.12 ERISA	17
ARTICLE VI Additional Undertakings	19
6.1 Covenants	19
6.2 Actions by Property Owners	20
6.3 Contracts	21
6.4 Casualty Damage/Condemnation	21
6.5 Risk of Loss	22
6.6 Intentionally Deleted	22
6.7 Intentionally Deleted	23
6.8 Employees	23
6.9 Existing Mortgage Loans; Lender Consents	23
6.10 Intentionally Deleted	25
6.11 Intentionally Deleted	25
6.12 Westfield Contribution Agreement	25
6.13 Intentionally Deleted	25
6.14 Intentionally Deleted	25
ARTICLE VII Westfield’s Obligation to Close	25
7.1 Transferee’s Conditions	25
7.2 Failure of Conditions.	26
7.3 Transferor’s Right to Cure Breaches of Representations or Warranties	26
ARTICLE VIII Transferor’s Obligation to Close	27
8.1 Transferor’s Conditions	27
8.2 Failure of Conditions	28
ARTICLE IX Closing	29
9.1 Time of Closing	29
9.2 Deliveries at Closing by Transferor	29
9.3 Deliveries at Closing by Transferee Westfield	31
9.4 Deliveries Outside of Escrow	32
9.5 Actions by Escrow Agent	33
ARTICLE X Prorations and Closing Expenses	33
10.1 Prorations	33
10.2 Closing Costs	34
10.3 Settlement Sheet.	34
10.4 Post-Closing Cooperation.	35

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(continued)

Page

10.5 SEC Reporting Requirements	35
ARTICLE XI Remedies	35
11.1 Breach by Transferor or Transferee	35
11.2 Breach by Westfield.	36
ARTICLE XII Escrow	36
12.1 Escrow	36
ARTICLE XIII Miscellaneous	38
13.1 Brokers	38
13.2 Expenses	38
13.3 Further Assurances	38
13.4 Survival of Representations and Warranties	38
13.5 Partial Invalidity	38
13.6 Time of Essence	39
13.7 Construction of Agreement	39
13.8 Amendments/Waiver	39
13.9 Entire Agreement	39
13.10 Counterparts; Facsimile	39
13.11 Dates	39
13.12 Governing Law/Jurisdiction	39
13.13 Notices	40
13.14 Headings/Use of Terms/Exhibits	41
13.15 Assignment	42
13.16 Attorneys’ Fees	42
13.17 Indemnification	42
13.18 Limitation on Liability.	42
13.19 Confidentiality	43
13.20 Non-Liability	44

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CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made as of August 9, 2007, by and among CBL & ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership (“Transferor”), ST. CLAIR SQUARE GP, INC., an Illinois corporation (“St. Clair Square GP”), CW JOINT VENTURE, LLC, a Delaware limited liability company (“Transferee”), WESTFIELD AMERICA LIMITED PARTNERSHIP, a Delaware limited partnership (“Westfield”). All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth herein or in Schedule 1 attached hereto.

RECITALS

WHEREAS, Transferee was formed on July 17, 2007 by filing a Certificate of Formation with the Secretary of State of the State of Delaware.

WHEREAS, CBL OP, as the sole member of Transferee, adopted that certain Limited Liability Company Agreement of CW Joint Venture, LLC, dated effective as of July 17, 2007 (the “Original Operating Agreement”).

WHEREAS, Westfield entered into that certain Contribution Agreement, dated as of even date herewith, by and between Westfield, as transferor, and Transferee, as transferee (the “Westfield Contribution Agreement”), pursuant to which Westfield has agreed to contribute to Transferee (the “Westfield Contribution”) those certain properties more particularly described therein.

WHEREAS, in consideration for the Westfield Contribution, Transferee has agreed to issue to Westfield, upon the closing under the Westfield Contribution Agreement, preferred units in Transferee that, following their issuance, will represent 100% of all of the authorized, issued and outstanding preferred units in Transferee (the “Preferred Membership Interests”). Each holder of the Preferred Membership Interests shall be referred to herein as the “Preferred Member”.

WHEREAS, Transferor owns, and immediately prior to Closing will own, 100% of the limited liability company interests (collectively, the “Direct Contributed Interests”) in each of (a) CHM/Akron, LLC, a Delaware limited liability company (“Chapel Hill Mall Owner”), (b) C.H. of Akron II, LLC, a Delaware limited liability company (“Chapel Hill Suburban/Crossing Owner”), (c) Greenbrier Mall II, LLC, a Delaware limited liability company (“Greenbrier Mall Owner”), (d) Shoppes at St. Clair CMBS, LLC, a Delaware limited liability company (“Shoppes at St. Clair Owner”) and (e) Acadiana Mall CMBS, LLC, a Delaware limited liability company (“Acadiana Mall Owner”).

WHEREAS, Transferor owns, and immediately prior to Closing will own the following ownership interests (the “Indirect Park Plaza Contributed Interests”): (a) 100% of the limited liability company interests in CBL/Park Plaza GP, LLC (“CBL/Park Plaza GP”), which in turn

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owns, 0.1% of the partnership interests in CBL/Park Plaza Limited Partnership (“CBL/Park Plaza Limited Partnership”), which in turn owns, 100% of the limited liability company interests in CBL/Park Plaza Mall, LLC, a Delaware limited liability company (“Park Plaza Mall Owner”), and (b) 99.9% of the partnership interest in CBL/Park Plaza Limited Partnership. As such, Transferor owns, indirectly, 100% of the limited liability company interests in Park Plaza Mall Owner. CBL/Park Plaza GP and CBL/Park Plaza Limited Partnership are hereinafter collectively referred to as the “Park Plaza Subsidiary Entities”.

WHEREAS, Transferor owns, and immediately prior to Closing will own the following ownership interests (the “Indirect Westmoreland Contributed Interests”): (a) 100% of the limited liability company interests in CBL/Westmoreland I, LLC (“CBL/Westmoreland I”), which in turn owns, 0.5% of the partnership interests in CBL/Westmoreland, L.P., a Pennsylvania limited partnership (“Westmoreland Mall Owner”), and (b) 100% of the limited liability company interests in CBL/Westmoreland II, LLC (“CBL/Westmoreland II”), which in turn owns, 99.5% of the partnership interests in Westmoreland Mall Owner. As such, Transferor owns, indirectly, 100% of the partnership interests in Westmoreland Mall Owner. CBL/Westmoreland I and CBL/Westmoreland II are hereinafter collectively referred to as the “Westmoreland Subsidiary Entities”.

WHEREAS, Transferor owns, and immediately prior to Closing will own the following ownership interests (the “Direct St. Clair Square Contributed Interests”), 99% of the partnership interests, constituting all of the limited partnership interests, in St. Clair Square Limited Partnership, an Illinois limited partnership (“St. Clair Square Owner”; and together with Chapel Hill Mall Owner, Chapel Hill Suburban/Crossing Owner, Greenbrier Mall Owner, Park Plaza Mall Owner, Westmoreland Mall Owner, Shoppes at St. Clair Owner and Acadiana Mall Owner, collectively, the “Property Owners”, and each, a “Property Owner”).

WHEREAS, St. Clair Square GP will own, prior to the Closing (“Indirect St. Clair Square Contributed Interests”), 100% of the limited liability company interests in St. Clair Square GP I, LLC (“St. Clair Square Subsidiary Entity”), which in turn owns, 1% of the partnership interests, constituting all of the general partnership interests, in St. Clair Square Owner. As such, Transferor and St. Clair Square GP own, directly and indirectly, 100% of the general and limited partnership interests in St. Clair Square Owner.

WHEREAS, each of the Property Owners, other than St. Clair Square Owner, is disregarded as an entity separate from Transferor for tax purposes.

WHEREAS, (a) Chapel Hill Mall Owner owns fee title to the shopping center located at Akron, Ohio, commonly known as “Chapel Hill Mall” (including the Land described on Exhibit G-1 attached hereto and all Improvements located thereon, the “Chapel Hill Mall Property”), (b) Chapel Hill Suburban/Crossing Owner owns fee title to the shopping center located in Akron, Ohio, commonly known as “Chapel Hill Suburban/Crossing” (including the Land described on Exhibit G-2 attached hereto and all Improvements located thereon, the “Chapel Hill Suburban/Crossing Property”), (c) Greenbrier Mall Owner owns fee title to the shopping

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center located in Chesapeake, Virginia, commonly known as “Greenbrier Mall” (including the Land described on Exhibit G-3 attached hereto and all Improvements located thereon, the “Greenbrier Mall Property”), (d) Park Plaza Mall Owner owns fee title to the shopping center located in Little Rock, Arkansas, commonly known as “Park Plaza Mall” (including the Land described on Exhibit G-4 attached hereto and all Improvements located thereon, the “Park Plaza Mall Property”), (e) St. Clair Square Owner owns fee title to the shopping center located in Fairview Heights, Illinois, commonly known as “St. Clair Square” (including the Land described on Exhibit G-5 attached hereto and all Improvements located thereon, the “St. Clair Square Property”), (f) Shoppes at St. Clair Owner owns fee title to the shopping center located in Fairview Heights, Illinois, commonly known as “Shoppes At St. Clair Square” (including the Land described on Exhibit G-6 attached hereto and all Improvements located thereon, the “Shoppes At St. Clair Square Property”), (g) Westmoreland Mall Owner owns fee title to the shopping center located in Greensberg, Pennsylvania, commonly known as “Westmoreland Mall” (including the Land described on Exhibit G-7 attached hereto and all Improvements located thereon, the “Westmoreland Mall Property”) and (h) Acadiana Mall Owner owns fee title to the shopping center located in Lafayette, Louisiana, commonly known as “Acadiana Mall” (including the Land described on Exhibit G-8 attached hereto and all Improvements located thereon, the “Acadiana Mall Property”).

WHEREAS, Transferor and St. Clair Square GP (with respect to St. Clair Square Owner only) desire to contribute, or to cause to be contributed (the “Contribution”), to Transferee, and Transferee desires to accept, the Direct Contributed Interests, the Direct St. Clair Square Contributed Interests, and the Indirect Interests (as defined below) (collectively, the “Contributed Interests”), in exchange for the Common Membership Interests, upon and subject to the terms and conditions set forth in this Agreement. Each holder of the Common Membership Interests shall be referred to herein as the “Common Member”. As used herein, the term “Indirect Interests” shall mean, collectively, the Indirect Park Plaza Contributed Interests, the Indirect Westmoreland Contributed Interests and Indirect St. Clair Square Contributed Interests, and the term (“Indirect Owners”) shall mean, collectively, CBL/Park Plaza GP, CBL/Westmoreland I, CBL Westmoreland II and St. Clair Square Subsidiary Entity.

WHEREAS, upon consummation of the Contribution, Transferor and St. Clair Square GP shall be admitted as Common Members in Transferee.

WHEREAS, simultaneous with the consummation of the Contribution and the admission of Transferor and St. Clair Square GP as Common Members in Transferee, and Westfield as a Preferred Member in Transferee, the Original Operating Agreement will be amended and restated in its entirety.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

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ARTICLE I

Contribution of Contributed Interests

1.1 Contribution. For the consideration hereinafter set forth, but subject to the terms, provisions, covenants and conditions contained herein, Transferor and St. Clair Square GP (with respect to St. Clair Square Owner only) hereby agree to make, or cause to be made, the Contribution. In consideration of the Contribution, Transferor and St. Clair Square GP shall be admitted as Common Members in Transferee and shall receive common units in Transferee that, immediately following their issuance, will constitute 100% of all of the authorized, issued and outstanding common units in Transferee (the “Common Membership Interests”).

1.2	Contributed Interests Value.

(a)             The total value of the Contributed Interests shall be One Billion Thirty-One Million Seven Hundred Sixty-Five Thousand Sixty-Six and No/100 Dollars ($$1,031,765,066), less the outstanding principal balances of the Existing Mortgage Loans as of the Closing Date, and subject to the adjustments as set forth in Section 10.1 (such reduced and adjusted amount being hereinafter referred to as the “Contributed Interests Value”). The Contributed Interests Value has initially been allocated among the Contributed Interests as set forth on Schedule 1.2(a) attached hereto. Such allocations may be revised pursuant to Section 3.1(c) of the Amended and Restated Operating Agreement.

1.3 Closing Costs. At Closing, (i) Transferee shall cause Transferee’s Closing Costs to be paid in full by delivering the amount thereof to Escrow Agent (by Federal funds wire transfer), (ii) Transferor shall cause Transferor’s Closing Costs to be paid in full by delivering the amount thereof to Escrow Agent (by Federal funds wire transfer), and (iii) Transferee and Transferor shall cause Escrow Agent to deliver all such amounts directly to the Persons to whom such amounts are owed (all as described in Section 10.2).

ARTICLE II

Investigation of the Properties and Titles

2.1 Inspection of Properties; Indemnity. In the event Westfield or Transferee desires to access the Properties to conduct inspections until the Closing Date or earlier termination of this Agreement, Transferee and/or Westfield shall enter into an Access Agreement with Transferor (“Access Agreement”) substantially in the same form of that certain Access Agreement dated as of May 10, 2007, by and between Westfield, as owner, and Transferor, in connection with the Westfield Contribution Agreement. Without limiting the provisions of the Access Agreement, Westfield and Transferee shall each, severally, agrees to indemnify, hold harmless and defend Transferor and each Transferor Related Party from and against any mechanics’ or materialmen’s lien or claim therefor, any claim, cause of action, lawsuit, damage, liability, loss, cost, expense or any other Losses (including, without limitation, attorneys’ fees) due to injury to persons or damage to property arising out of any entry by Westfield or Transferee, respectively, or Westfield’s or Transferee’s respective engineers, architects and other employees, representatives,

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contractors, subcontractors and agents, or out of any inspections, tests or surveys conducted by or on behalf of Transferee or Westfield, respectively, in connection with the transactions contemplated herein, in each case, except to the extent caused by the gross negligence or willful misconduct of Transferor or such Transferor Related Party.

2.2	Title and Survey.

(a)             Schedule 2.2(a) attached hereto is a list of title policies obtained by the Property Owners for their respective Properties (“Title Policies”), and surveys for the Properties (“Surveys”), true and complete copies of which have been provided to Transfers. All exceptions to title and survey disclosed in such Title Policies together with (a) Liens for Taxes that are not yet due and payable, (b) rights of Tenants, as tenants only, under Tenant Leases, (c) any Liens arising out of any act of Westfield, and (d) any easements, discrepancies or conflicts in boundary lines, shortages in area, vacancies, excesses, encroachments or any other facts that a current and accurate survey of the Properties would disclose, that would not, individually or in the aggregate, have a material adverse effect on the business operations, financial conditions or results of operations of the Properties or Property Owners taken as whole, are hereinafter collectively referred to as the “Permitted Exceptions”, and the Properties will be subject to such Permitted Exceptions at Closing when Transferee shall acquire the Contributed Interests and accept indirect possession of the Properties.

(b)	Intentionally Deleted.

(c)             As a condition to Closing, Transferor shall, at Transferor’s expense, remove or discharge from title to the Contributed Interests any Liens which were created or caused by Transferor, any Property Owner or any affiliate thereof between the Effective Date and the Closing Date.

(d)	Intentionally Deleted.

2.3 Status of Title. At Closing, Transferor shall contribute, or cause to be contributed, to Transferee all of Transferor’s and/or its affiliates’ rights, titles and interests in and to the Contributed Interests, and Transferee shall accept (a) the Contributed Interests, and (b) indirect ownership and possession the Indirect Interests, free and clear of Liens, and of the Properties, subject only to the Permitted Exceptions.

ARTICLE III

Transferee’s Acknowledgement

THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT: (A) TRANSFEREE IS A SOPHISTICATED INVESTOR IN REAL PROPERTY WHO IS FAMILIAR WITH INVESTMENTS SIMILAR TO THE PROPERTIES AND THE CONTRIBUTED INTERESTS; (B) EXCEPT AS MAY BE SPECIFICALLY SET FORTH IN THIS AGREEMENT OR THE CLOSING DOCUMENTS, NEITHER TRANSFEROR NOR

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ANY TRANSFEROR RELATED PARTY HAS MADE OR WILL MAKE ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE PROPERTY OWNERS, ANY OF THE CONTRIBUTED INTERESTS, ANY OF THE PROPERTIES, THE PERMITTED USE OF ANY OF THE PROPERTIES, OR THE ZONING AND OTHER LAWS, REGULATIONS AND RULES APPLICABLE THERETO, OR THE COMPLIANCE BY ANY OF THE PROPERTIES THEREWITH, THE REVENUES AND EXPENSES GENERATED BY OR ASSOCIATED WITH ANY OF THE PROPERTIES OR ANY OF THE CONTRIBUTED INTERESTS, OR OTHERWISE RELATING TO ANY OF THE PROPERTY OWNERS, ANY OF THE PROPERTIES, ANY OF THE CONTRIBUTED INTERESTS, OR THE TRANSACTIONS CONTEMPLATED HEREIN; AND (C) EXCEPT AS MAY BE SPECIFICALLY SET FORTH IN THIS AGREEMENT OR THE CLOSING DOCUMENTS, THE CONTRIBUTED INTERESTS ARE BEING TRANSFERRED TO TRANSFEREE AND TRANSFEREE IS ACCEPTING THE CONTRIBUTED INTERESTS AND INDIRECT POSSESSION OF THE PROPERTIES, IN EACH CASE, IN THEIR PRESENT “AS IS, WHERE IS” CONDITION “WITH ALL FAULTS”, WITH NO RIGHT OF SETOFF OR DEDUCTION IN THE CONTRIBUTED INTERESTS VALUE. IN ADDITION, TRANSFEREE EXPRESSLY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT UNKNOWN CONDITIONS MAY EXIST WITH RESPECT TO ANY OF THE PROPERTIES, THE PROPERTY OWNERS, AND/OR THE CONTRIBUTED INTERESTS AND THAT TRANSFEREE EXPLICITLY TOOK THE POSSIBILITY OF SUCH UNKNOWN CONDITIONS INTO ACCOUNT, TOGETHER WITH THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN, IN DETERMINING AND AGREEING TO THE CONTRIBUTED INTERESTS VALUE. SUBJECT TO THE TERMS HEREOF, TRANSFEREE HAS BEEN AFFORDED THE OPPORTUNITY TO MAKE ANY AND ALL INSPECTIONS AND DUE DILIGENCE OF THE PROPERTIES, THE PROPERTY OWNERS, AND ANY OTHER MATTERS RELATED TO THE CONTRIBUTED INTERESTS AND THE CONTRIBUTION AS TRANSFEREE REASONABLY DESIRED AND, ACCORDINGLY, EXCEPT AS MAY BE SPECIFICALLY SET FORTH IN THIS AGREEMENT OR THE CLOSING DOCUMENTS, TRANSFEREE WILL RELY SOLELY ON ITS OWN DUE DILIGENCE AND INVESTIGATIONS IN ACQUIRING THE CONTRIBUTED INTERESTS. TRANSFEREE HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE CLOSING DOCUMENTS, NONE OF TRANSFEROR, ANY TRANSFEROR RELATED PARTY OR ANY PERSON ACTING ON BEHALF OF ANY OF THEM, NOR ANY PERSON WHICH PREPARED OR PROVIDED ANY OF THE MATERIALS REVIEWED BY TRANSFEREE IN CONDUCTING ITS DUE DILIGENCE, NOR ANY REPRESENTATIVE, BROKER, ACCOUNTANT, ADVISOR, ATTORNEY, CONSULTANT, SUCCESSOR OR ASSIGN OF ANY OF THE FOREGOING PARTIES, HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY ORAL OR WRITTEN REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESSED OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE (INCLUDING, WITHOUT LIMITATION, WARRANTIES OF HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), WITH RESPECT

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TO ANY OF THE PROPERTY OWNERS, ANY OF THE CONTRIBUTED INTERESTS, OR ANY OF THE PROPERTIES, OTHER THAN THOSE EXPRESSLY CONTAINED HEREIN. TRANSFEREE FURTHER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS MAY BE SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE CLOSING DOCUMENTS, ALL MATERIALS WHICH HAVE BEEN PROVIDED BY TRANSFEROR OR ANY TRANSFEROR RELATED PARTY OR ANY REPRESENTATIVE, BROKER, ACCOUNTANT, ADVISOR, ATTORNEY, CONSULTANT, SUCCESSOR OR ASSIGN OF ANY OF THE FOREGOING PARTIES, HAVE BEEN PROVIDED WITHOUT ANY WARRANTY OR REPRESENTATION, EXPRESSED OR IMPLIED, AS TO THEIR CONTENT, SUITABILITY FOR ANY PURPOSE, ACCURACY, TRUTHFULNESS OR COMPLETENESS AND TRANSFEREE SHALL NOT HAVE ANY RECOURSE AGAINST TRANSFEROR, ANY TRANSFEROR RELATED PARTY OR ANY REPRESENTATIVE, BROKER, ACCOUNTANT, ADVISOR, ATTORNEY, CONSULTANT, SUCCESSOR OR ASSIGN OF ANY OF THE FOREGOING PARTIES IN THE EVENT OF ANY ERRORS THEREIN OR OMISSIONS THEREFROM. THE PROVISIONS OF THIS ARTICLE III SHALL SURVIVE CLOSING.

ARTICLE IV

Transferor’s Representation & Warranties

Transferor represents and warrants to Transferee and Westfield as follows as of the Effective Date and (except with respect to any representation or warranty set forth in the Bringdown Certificate which is updated as of the Closing Date in accordance with the terms of Section 10.2(i)) as of the Closing Date:

4.1	Authority; Ownership of Contributed Interests.

(a)             (i) Each of Transferor, the St. Clair Subsidiary Entity, the Westmoreland Subsidiary Entities and the Park Plaza Subsidiary Entities and each Property Owner is duly formed or organized, validly existing and in good standing under the laws of the state of its formation identified in the Recitals hereto, (ii) each Property Owner is qualified to do business in the state in which the Property owned by such Property Owner is located, and (iii) except as otherwise disclosed in Schedule 4.1(a) attached hereto, no Property Owner has existed or operated under any other name, and Transferor has not existed under any other name since July 1, 2002. Each Property Owner has made all filings necessary in the state in which such Property Owner’s Property is located to own and operate such Property, except to the extent such failure would not have a material adverse effect on the business operations, financial condition or results of operations of such Property Owner's Properties.

(b)             Other than as may be limited by the Existing Mortgage Loans Transferor has the full right, power and authority to enter into this Agreement, the Closing Documents and all other documents contemplated hereby, and to consummate the transactions contemplated by this Agreement, the Closing Documents and such other documents. All requisite partnership, limited liability company and corporate, as applicable, action have been

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taken by Transferor to authorize the execution and delivery of this Agreement, and will be taken by Transferor prior to Closing to authorize the execution and delivery of the instruments referenced herein and the consummation of the transactions contemplated hereby. Each of the Persons signing this Agreement, the Closing Documents, and the other documents contemplated by this Agreement on behalf of Transferor has the legal right, power and authority to bind Transferor.

(c)             Transferor and St. Clair Square GP own, and/or will own immediately prior to Closing, directly or indirectly, beneficially and, to the extent applicable, of record, the Contributed Interests free and clear of any Lien of any nature whatsoever (subject to the rights of Transferee pursuant to this Agreement and the covenants, conditions and restrictions set forth in the Existing Loan Documents). The Contributed Interests and the Indirect Interests are the only authorized, issued and outstanding direct equity interests in the Property Owners. Except for this Agreement, the Existing Loan Documents and any agreements entered into by Transferee, none of the Contributed Interests or the Indirect Interests are subject to any written agreements or understandings among Persons with respect to the voting or transfer thereof to which Transferee or any Property Owner would be subject on or after the Closing Date. Except for this Agreement, the Amended and Restated Operating Agreement and any agreements entered into by Transferee, there are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating Transferor, any Property Owner or any of their respective affiliates to issue, transfer or sell, or cause the issuance, transfer or sale of, any direct equity interests or other securities (whether or not such securities have voting rights) of any Property Owner to which Transferee or any Property Owner would be subject on or after the Closing Date.

4.2 No Conflicts. The execution, delivery and performance by Transferor of this Agreement and the instruments referenced herein and the transaction contemplated hereby will not conflict with, or with or without notice or the passage of time or both, (i) result in a breach of, violation of, or constitute a default under any material term or provision of any articles of formation, certificate of incorporation, bylaws, certificate of limited partnership, certificate of limited liability company, partnership agreement (oral or written) (including any designation supplemental thereto), limited liability company agreement (oral or written) (including any designation supplemental thereto) or other operating agreement (oral or written) (including any designation supplemental thereto), as applicable, of Transferor or any Property Owner, (ii) result in a breach of, violation of, or constitute a default under (subject to obtaining any consents required under the Existing Mortgage Loans) any material term or provision of, any indenture, deed of trust, mortgage, judicial or administrative order or Law, applicable to Transferor or any Property Owner or by which Transferor, any Property Owner, any of the Contributed Interests or Indirect Interests, any of the Properties (or any portion thereof), or any other asset of any Property Owner is bound, or (iii) result in a breach of, violation of, or constitute a default under, any material term or provision of any Contract which breaches, violations and defaults would, individually or in the aggregate, have a material adverse effect on the business operations,

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financial condition or results of operations of the applicable Property or the applicable Property Owner in question.

4.3 Consents; Binding Obligations. Other than with respect to any approval required under the Existing Loan Documents, no approval or consent (other than those which have already been obtained and have not been revoked) is required from any Person for Transferor to execute, deliver or perform this Agreement, the Closing Documents or the other instruments contemplated hereby, or for Transferor to consummate the transaction contemplated hereby, and (b) this Agreement, the Closing Documents and all other documents required hereby to be executed by Transferor are and shall be valid, legally binding obligations of Transferor, enforceable against Transferor in accordance with their respective terms. Transferor has delivered to Transferee copies of the Property Owner Organizational Documents, including all amendments thereto, which are true and complete in all material respects.

4.4 No Bankruptcy. No petition in bankruptcy (voluntary or otherwise), attachment, execution proceeding, assignment for the benefit of creditors, or petition seeking reorganization or insolvency, arrangement or other action or proceeding under Federal or state bankruptcy law is pending against or contemplated (or, to Transferor’s Actual Knowledge, threatened) by or against Transferor, any general partner of Transferor, any Indirect Owner or any Property Owner.

4.5	Tenant Leases, Contracts, Permitted Exceptions and Permits.

(a)             Transferor will make available to Transferee and Westfield, at Transferor’s or the applicable Property Owner’s offices, copies of the Tenant Leases, including all amendments, modifications and guaranties relating thereto which are true and complete in all material respects. Transferor will also make available to Transferee other material documents and notices relating to the Tenant Leases. The Property Owners are the lessors under the Tenant Leases, and no Property Owner has, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, assigned, transferred, encumbered, hypothecated, pledged or granted a security interest in any of the Tenant Leases or its interest therein (other than in connection with the Existing Mortgage Loans).

(b)             To Transferor’s Actual Knowledge, except as otherwise disclosed in Schedule 4.5(b) attached hereto, each of the Tenant Leases is in full force and effect. To Transferor’s Actual Knowledge, except as otherwise disclosed in Schedule 4.5(b) attached hereto, none of the Property Owners has sent or received any written notice of default under any of the material Tenant Leases. For purposes of this Section 4.5(b), the term “material Tenant Lease” shall mean a Tenant Lease demising more than 10,000 square feet of space.

(c)             Attached hereto as Schedule 4.5(c) is a true and correct copy of the rent roll for each Property (each, a “Rent Roll”) based upon which the applicable Property Owner operates such Property as of the date indicated therein [together with a schedule, to Transferor’s Actual Knowledge, of the amount of all Tenant Deposits and pre-paid rent of more

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than one month in advance paid by each Tenant under each Tenant Lease, less amounts previously applied or returned to such Tenant].

(d)             Transferor will make available to Transferee and Westfield, at Transferor’s or the applicable Property Owner’s offices, copies of all material management, service, supply, repair and maintenance agreements, equipment leases, leasing and/or brokerage agreements and all other contracts and agreements (including the Contracts, but excluding the Tenant Leases) with respect to or affecting each Property, or by which any Property Owner is bound, or under which any Property Owner is liable, in each case, as of the Effective Date.

(e)             Except as otherwise disclosed in Schedule 4.5(e) attached hereto, neither the applicable Property Owner nor any other party thereto is in default under (i) any of the material Contracts or Permits beyond the expiration of any applicable grace or cure period, except to the extent such default would not have, in the aggregate, a material adverse effect on the business operations, financial condition or results of operations of the Properties (in their aggregate), or (ii) any of the Permitted Exceptions beyond the expiration of any applicable grace or cure period, except to the extent such default would not have, in the aggregate, a material adverse effect on the business operations, financial condition or results of operations of the Properties (in their aggregate).

4.6 No Actions/Compliance With Laws. Except as otherwise disclosed in Schedule 4.6 attached hereto, there are no actions, suits, proceedings, claims or investigations before any court or governmental authority pending, or to Transferor’s Actual Knowledge, threatened, against Transferor or any Property Owner with respect to or affecting all of any portion of any Property (other than actions, suits, proceedings or claims fully covered (other than any applicable deductible) by insurance) which, if determined adversely to Transferor or any Property Owner, could reasonably be expected to have a material adverse effect on the business operations, financial condition or results of operations of the Properties and the Property Owners taken as a whole, or on Transferor’s ability to consummate the transactions contemplated by this Agreement. Neither Transferor nor any Property Owner, is a party to or otherwise bound by any consent decree, judgment, other decree or order, or settlement agreement which could reasonably be expected to have (i) an adverse effect on Transferor’s ability to perform its obligations hereunder, or (ii) a material adverse effect on the business operations, financial conditions or results of operations of the Properties, Contributed Interests, or Property Owners taken as a whole. To Transferor’s Actual Knowledge, except as otherwise disclosed in Schedule 4.6 attached hereto, neither Transferor nor any Property Owner has received any written notice that a Property is in material violation of any Laws or requirements of any governmental authority, agency or officer having jurisdiction against or affecting such Property (a “Violation”), which have not previously been complied with in all material respects. Except as otherwise disclosed in Schedule 4.6 attached hereto, there are no proceedings pending nor, to Transferor’s Actual Knowledge, threatened, to alter or restrict the zoning or other use restrictions applicable to any Property, or to condemn all or any portion of such Property by eminent domain proceedings or otherwise (including a study or plan for road widening, realignment or relocation).

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4.7 Hazardous Materials and Repairs. Transferor has provided to Transferee and Westfield or will make available to Transferee and Westfield, at Transferor’s or the applicable Property Owner’s offices, copies of the most recent environmental report for each Property in Transferor’s Possession or Reasonable Control.

4.8	Taxes and Special Assessments.

(a)             Transferor will make available to Transferee and Westfield, at Transferor’s or the applicable Property Owner’s offices, copies of all ad valorem and other property tax statements and assessments covering any Property for the current plus 2 preceding years, together with a copy of any notice of increase in valuation received by Transferor or any Property Owner since the most recent of such tax statements that were issued, which copies are true and complete in all material respects. There are no special assessments or charges which have been levied against any Property that are not reflected on the tax bills with respect to any such Property.

(b)             No Property Owner or Indirect Owner has ever elected to be taxed other than as a partnership or a disregarded entity for Federal, state or local income tax purposes and each Property Owner and Indirect Owner is currently classified for Federal, state or local income tax purposes as an entity which is disregarded as an entity separate from its owner. Each Property Owner or Indirect Owner has filed, or caused to be filed, all federal, state and material local tax returns, informational filings and reports (collectively, “Tax Returns”) that are required to be filed by them. All such returns, reports, and filings are true and complete in all material respects. Each Property Owner and Indirect Owner has paid, or caused to be paid, all Taxes shown to be due on such Tax Returns, and have paid, or caused to paid, all other Taxes that are shown on such return. None of the Property Owners or Indirect Owners has any liability for Taxes (i) of another Person by reason of an agreement, transferee liability, joint and several liability, or otherwise, or (ii) of any predecessor. None of the Property Owners owns any direct or indirect ownership interest in any Person which is liable for any Taxes, including liability for Taxes (x) of another Person by reason of an agreement, transferee liability, joint and several liability, or otherwise, or (y) of any predecessor. Transferor has not received from any governmental authority any written notice the subject of which remains uncured (1) of underpayment of any material Tax which could become a Lien on any of the Properties if not paid, (2) that any actions relating to the Tax liability of, or relating to, any Property or Indirect Interest, and which could become a Lien on any Property or Indirect Interest if not paid, are pending, and/or (3) that the institution of any such action is contemplated by any governmental authority. No Property Owner has waived any restrictions on the assessment or collection of Taxes which, if unpaid, could become a Lien on any Property, or has consented to the extension of any statute of limitations with respect to any such Tax that has not since expired. As of the Effective Date, and except as set forth on Schedule 4.8(b) attached hereto, none of the Property Owners or Transferor has received any written notice (A) of an actual or threatened audit of any tax return filed by or on behalf of a Property Owner, or (B) that the applicable governmental entity disputes any material position taken by any Property Owner or (if applicable to the

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transactions contemplated by this Agreement and the Closing Documents) Transferor, in any tax return subject to such audit.

(c)             None of the Property Owners holds securities, directly or indirectly, possessing more than 10% of the total voting power or total value of the outstanding securities of any one issuer for purposes of Section 856(c)(4)(B) of the Code, and not more than 5% of the total value of the total assets of the Property Owners (treating them as one entity for this purpose) is represented by securities of any one issuer for purposes of Section 856(c)(4)(B) of the Code. None of the Property Owners owns any direct or indirect ownership interest in any Person which is classified as a corporation for Federal, state, or local income tax purposes. Except for this Agreement, the Amended and Restated Operating Agreement and the agreements listed on Schedule 4.8(c) attached hereto, there are no Tax Matters Agreements to which any Property Owner or any subsidiary thereof is currently subject. For purposes of this Section 4.8(c), “Tax Matters Agreement” shall mean any agreement pursuant to which any Property Owner or any subsidiary thereof may have any liability relating to Taxes of another Person, whether or not as a result of the consummation of the transactions contemplated by this Agreement.

4.9 Non-Foreign Status. None of the Property Owners or Transferor is a “foreign person” within the meaning of Section 1445 of the Code.

4.10     Not a Prohibited Person. (a) Neither Transferor nor any Interest Owner or Property Owner is a Prohibited Person; (b) to Transferor’s Actual Knowledge, none of its investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Agreement is a Prohibited Person; and (c) to Transferor’s Actual Knowledge, the Indirect Interests and Contributed Interests are not the property of, and are not beneficially owned, directly or indirectly, by a Prohibited Person, nor are any of such assets the proceeds of specified unlawful activity as defined by 18 U.S.C. §1956(c)(7).

4.11	Intentionally Deleted.

4.12     Single-Purpose. Each Indirect Owner and Property Owner other than St. Clair Square Owner, (a) has been formed solely for the purpose of acquiring, owning, operating, managing, leasing, financing and disposing of the Indirect Interest or Property owned by such Indirect Owner or Property Owner and transacting any lawful business that is incidental to accomplish the foregoing, (b) has not engaged in any business that is unrelated to the activities set forth in the preceding clause (a), (c) does not have any assets or liabilities other than those related to the Indirect Interest or Property owned by such Indirect Owner or Property Owner and that are reflected (as to a Property Owner) in such Property Owner’s financial statements, to the extent such Property Owner has financial statements, and (d) has never had any assets or liabilities other than those related to the Indirect Interest or Property owned by such Property Owner.

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4.13     ERISA. None of the assets of Transferor or any Indirect Owner or Property Owner constitutes assets of any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, a “plan” within the meaning of Section 4975 of the Code, or a Person deemed to hold “plan assets” within the meaning of 29 C.F.R. 2510.3-101 of any such employee benefit plan or plans.

4.14     Financial Statements. Transferor has made available to Transferee and Westfield, at Transferor’s offices, copies of the most recent financial statements for the Property Owners, in Transferor’s possession or control. Each of such financial statements has been prepared in accordance with United States generally accepted accounting principles (if so stated on such Financial Statements), and present fairly in all material respects and in accordance with such principles, the financial position and result of the operations of the applicable entity as the date or period specified therein. Except as set forth in Schedule 4.14 attached hereto, no Property Owner has incurred any material liability other than (i) liabilities reflected in such Property Owner’s financial statements described above, and (ii) liabilities incurred in the ordinary course of business of owning or operating its Property.

4.15     No Other Assets. Transferor and St. Claire Square GP has no material assets related to the ownership or operation of the Properties other than Transferor’s interest in the Contributed Interests and the Indirect St. Claire Square Contributed Interests to be conveyed to Transferee upon Closing.

4.16	Intentionally Deleted.

4.17     Existing Mortgage Loans. Attached hereto as Schedule 4.17, is a list of all of the material loan documents related to the Existing Mortgage Loans, including all amendments and modifications thereto (the “Existing Loan Documents”). Transferor has delivered to Transferee copies of the Existing Loan Documents which are true and complete in all material respects. To Transferor’s Actual Knowledge, the outstanding principal balance of each Existing Mortgage Loan as of June 30, 2007 is set forth on Schedule 1.2(a) attached hereto. None of the Property Owners or Transferor has received any written notice of default under any of the Existing Mortgage Loans which remains uncured.

4.18	Intentionally Omitted.

4.19     Insurance Certificates. Transferor has delivered to Transferee and Westfield copies of the certificates of the casualty and commercial liability insurance policies being maintained for the Properties as of the Effective Date, which are true and complete in all material respects. The parties hereto acknowledge and agree that the insurance policies which will be maintained for the Properties as of the Closing Date may not be the same as the insurance policies which are currently being maintained for the Properties as of the Effective Date, but Transferor represents that the insurance policies which will be maintained for the Properties through the Closing Date will afford substantially the same coverage as the insurance policies

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then being maintained for other properties directly or indirectly owned by Transferor which are similar to the Properties.

Each of the representations and warranties contained in this Article IV (as the same may be updated in the Bringdown Certificate delivered in accordance with Section 10.2(i)) are acknowledged by Transferor to be material and to be relied upon by Transferee in proceeding with this transaction, and (except for any representation or warranty set forth in the Bringdown Certificate which is updated as of the Closing Date in accordance with the terms of Section 10.2(i)) shall be deemed to have been remade by Transferor as of the Closing Date. Transferor shall promptly notify Transferee, in writing, of any event or condition known to Transferor which occurs prior to the Closing Date and which causes a material adverse change in the facts relating to, or the truth of, any of the above representations or warranties.

Except with respect to (i) any claims or actions arising out of any breach of covenants, agreements, indemnities, representations or warranties expressly set forth herein, (ii) any claims or actions for which a Property Owner has liability insurance coverage, in which case the release set forth herein shall not include any amounts which are actually received from the applicable insurance company for such claim or action or the right of the Property Owners to seek reimbursement under such policies, and (iii) any claims or actions for fraud on the part of Transferor or any Property Owner or any of their respective affiliates, Transferee, for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Transferor and each Transferor Related Party and their respective successors and assigns from any and all rights, claims and demands at law or in equity, whether known or unknown at the time of this Agreement, which Transferee has or may have in the future, arising out of the physical, environmental, economic or legal condition of any Property, or any tax, legal, economic or financial matters or condition relating to the Property Owners or the Contributed Interests.

Notwithstanding anything to the contrary set forth in this Agreement, (x) Transferee hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity or under this Agreement, in the event Closing occurs, to make a claim against Transferor for damages that Transferee may incur, or to rescind this Agreement and the transactions contemplated hereby, as the result of any of Transferor’s representations or warranties in this Article IV being untrue, inaccurate or incorrect if, to Transferee’s Actual Knowledge and/or CBL’s Actual Knowledge, such representation or warranty shall be untrue, inaccurate or incorrect at the time of Closing and Transferee shall nevertheless proceed with Closing hereunder, and (y) without limiting the provisions of Section 13.4, Transferor’s liability for breach of any representations or warranties of Transferor contained in this Article IV, any Closing Document, and/or in any other document executed by Transferor pursuant to this Agreement, including any instruments delivered at Closing, shall be deferred until such claims equal or exceed Three Hundred Seventy-Five Thousand and No/100 Dollars ($375,000.00) in the aggregate (to be valued and paid from the first dollar of loss in the event that such aggregate amount is exceeded), and Transferor’s aggregate liability for all claims arising out of any such

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covenants, representations and warranties shall not exceed Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00).

ARTICLE V

Transferee’s and Westfield’s Representations and Warranties

5.1 Transferee represents and warrants to Transferor as follows as of the Effective Date and (except with respect to any representation or warranty set forth in the certificate delivered at Closing which is updated as of the Closing Date in accordance with the terms of Section 8.1(a)) as of the Closing Date:

(a)       Authority. Transferee is a Delaware limited liability company duly formed or organized, validly existing and in good standing under the laws of the state of its organization and Transferee is qualified to do business in the states in which it presently conducts its business. Transferee has not existed or operated under any name other than CW Joint Venture, LLC. Transferee has made all filings necessary in the states in which it presently conducts its business to so conduct its business, except to the extent such failure would not have a material adverse effect on the business operations, financial conditions or results of operations of Transferee. Transferee has the full limited liability company right, power and authority to enter into this Agreement, the Closing Documents, and all other documents contemplated hereby, and to consummate the transaction contemplated by this Agreement, the Closing Documents and such other documents. All requisite partnership, limited liability company and corporate, as applicable, action have been taken by Transferee to authorize the execution and delivery of this Agreement, and will be taken by Transferee prior to the Closing to authorize the execution and delivery of the instruments referenced herein and the consummation of the transactions contemplated hereby. Each of the Persons signing this Agreement, the Closing Documents and the other documents contemplated by this Agreement on behalf of Transferee has the legal right, power and authority to bind Transferee.

(b)       No Conflicts. The execution, delivery and performance by Transferee of this Agreement and the instruments referenced herein and the transaction contemplated hereby will not conflict with, or with or without notice or the passage of time or both, (i) result in a breach of, violation of, or constitute a default under the Original Operating Agreement or the Amended and Restated Operating Agreement, or any material term or provision of any articles of formation, certificate of incorporation, bylaws, certificate of limited partnership, certificate of limited liability company, partnership agreement (oral or written) (including any designation supplemental thereto), limited liability company agreement (oral or written) (including any designation supplemental thereto) or other operating agreement (oral or written) (including any designation supplemental thereto), of Transferee or (ii) result in a breach of, violation of, or constitute a default under any material term or provision of any indenture, deed of trust, mortgage, contract, agreement, judicial or administrative order or Law applicable to Transferee or by which Transferee, or its assets, are bound.

(c)       Consents; Binding Obligations. No approval or consent (other than those

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which have already been obtained and have not been revoked) from any Person is required for Transferee to execute, deliver or perform this Agreement, the Closing Documents or the other instruments contemplated hereby, or for Transferee to consummate the transactions contemplated hereby. Transferee has obtained all necessary consents, approvals and authorizations of third parties in order to effect the admission of Transferor and St. Clair Square GP as Common Members of Transferee holding the Common Membership Interests. This Agreement, the Closing Documents and all other documents required hereby to be executed by Transferee are and shall be valid, legally binding obligations of, and enforceable against, Transferee, in accordance with their terms.

(d)       No Bankruptcy. No petition in bankruptcy (voluntary or otherwise), attachment, execution proceeding, assignment for the benefit of creditors, or petition seeking reorganization or insolvency, arrangement or other action or proceeding under Federal or state bankruptcy law is pending against or contemplated, or, to Transferee’s Actual Knowledge, threatened, by or against Transferee.

(e)	Intentionally Deleted.

(f)        No Legal Proceedings. No actions, suits, proceedings or investigations before any court or governmental authority pending or, to Transferee’s Actual Knowledge, threatened against Transferee, which, if determined adversely to Transferee, could reasonably be expected to have (a) an adverse effect on Transferee’s ability to perform its obligations hereunder, or (b) a material adverse effect on Transferee’s business operations, financial condition or results of operations, taken as a whole (a “Material Adverse Effect”). Transferee is not a party to or otherwise bound by any consent decree, judgment, other decree or order, or settlement agreement which could reasonably be expected to have (i) an adverse effect on its respective ability to perform its obligations hereunder, or (ii) a Material Adverse Effect on it.

(g)       No Preemptive Rights. Except as set forth in Schedule 5.7 attached hereto, no Person has any conditional or unconditional right and/or option (including, without limitation, a right of first refusal or right of first offer) to purchase any Membership Interests in Transferee. Except for this Agreement, there are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating Transferee or any of its affiliates to issue, transfer or sell, or cause the issuance, transfer or sale of, any equity interests (whether common or preferred or otherwise) or other securities (whether or not such securities have voting rights) of Transferee. Except for this Agreement, the Westfield Contribution Agreement, and the Amended and Restated Operating Agreement, Transferee is not a party to any written agreements or understandings among Persons with respect to the voting or transfer of any Membership Interests to which Transferor, any Property Owner, Transferee or Westfield would be subject on or after the Closing Date.

(h)       No Repurchase Obligations. Except as set forth in Schedule 5.8 attached hereto, there are no outstanding contractual obligations of Transferee to repurchase, redeem or otherwise acquire any Membership Interests or other ownership interests in Transferee.

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(i)        Organizational Documents. True and complete copies of the certificate of formation of Transferee and the Original Operating Agreement as in effect on the Effective Date and on the Closing Date immediately prior to Closing have been delivered to Transferor.

(j)        Certain Tax Matters. Transferee was formed on July 17, 2007. Transferee further represents that it has not filed, and shall not file, an election to be taxed other than as a disregarded entity or a partnership for Federal income tax purposes. Transferee further represents that it is not a continuation of another partnership within the meaning of Section 708 of the Code and the Regulations promulgated thereunder. Transferee has never conducted, and does not currently conduct, any business operations (nor has Transferee owned any assets), except for entering into the Westfield Contribution Agreement.

(k)       Westfield Contribution Agreement. Transferee has delivered to Transferor true and complete copies of the Westfield Contribution Agreement and all documents (including, without limitation, any organizational documents of any Person) delivered at or in connection with the “Closing” under and as defined in the Westfield Contribution Agreement.

(l)        ERISA. None of Transferee’s assets constitute assets of any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, a “plan” within the meaning of Section 4975 of the Code, or a Person deemed to hold “plan assets” within the meaning of 29 C.F.R. 2510.3-101 of any such employee benefit plan or plans.

Each of the representations and warranties contained in this Section 5.1 (as the same may be updated in the certificate delivered by Transferee at Closing) are acknowledged by them to be material and to be relied upon by Transferor in proceeding with this transaction, and (except for any representation or warranty set forth in such certificate which is updated as of the Closing Date) shall be deemed to have been remade by Transferee as of the Closing Date. Transferee shall promptly notify Transferor, in writing, of any event or condition known to Transferee which occurs prior to the Closing Date and which causes a material adverse change in the facts relating to, or the truth of, any of the above representations or warranties.

5.2 Westfield represents and warrants to Transferee and Transferor as follows as of the Effective Date and (except with respect to any representation or warranty set forth in the certificate delivered by Westfield at Closing which is updated as of the Closing Date in accordance with the terms of Section 8.1(a)) as of the Closing Date:

(a)       Authority. Westfield is a Delaware limited partnership duly formed or organized, validly existing and in good standing under the laws of the state of its organization and Westfield is qualified to do business in the states in which it presently conducts its business. Westfield has made all filings necessary in the states in which it presently conducts its business to so conduct its business, except to the extent such failure would not have a material adverse effect on the business operations, financial conditions or results of operations of Westfield. Westfield has the full limited partnership right, power and authority to enter into this Agreement,

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the Closing Documents, and all other documents contemplated hereby, and to consummate the transaction contemplated by this Agreement, the Closing Documents and such other documents. All requisite partnership, limited liability company and corporate, as applicable, action have been taken by Westfield to authorize the execution and delivery of this Agreement, and will be taken by Westfield prior to the Closing to authorize the execution and delivery of the instruments referenced herein and the consummation of the transactions contemplated hereby. Each of the Persons signing this Agreement, the Closing Documents and the other documents contemplated by this Agreement on behalf of Westfield has the legal right, power and authority to bind Westfield.

(b)       No Conflicts. The execution, delivery and performance by Westfield of this Agreement and the instruments referenced herein and the transaction contemplated hereby will not conflict with, or with or without notice or the passage of time or both, (i) result in a breach of, violation of, or constitute a default under the Original Operating Agreement or the Amended and Restated Operating Agreement, or any material term or provision of any articles of formation, certificate of incorporation, bylaws, certificate of limited partnership, certificate of limited liability company, partnership agreement (oral or written) (including any designation supplemental thereto), limited liability company agreement (oral or written) (including any designation supplemental thereto) or other operating agreement (oral or written) (including any designation supplemental thereto), of Westfield or (ii) result in a breach of, violation of, or constitute a default under any material term or provision of any indenture, deed of trust, mortgage, contract, agreement, judicial or administrative order or Law applicable to Westfield or by which Westfield, or its assets, are bound.

(c)       Consents; Binding Obligations. No approval or consent (other than those which have already been obtained and have not been revoked) from any Person is required for Westfield to execute, deliver or perform this Agreement, the Closing Documents or the other instruments contemplated hereby, or for Westfield to consummate the transactions contemplated hereby. This Agreement, the Closing Documents and all other documents required hereby to be executed by Westfield are and shall be valid, legally binding obligations of, and enforceable against, Westfield, in accordance with their terms.

(d)	Intentionally Deleted.

(e)       No Legal Proceedings. No actions, suits, proceedings or investigations before any court or governmental authority pending or, to Westfield’s Actual Knowledge, threatened against Westfield, which, if determined adversely to Westfield, could reasonably be expected to have (a) an adverse effect on Westfield’s ability to perform its obligations hereunder, or (b) a Material Adverse Effect. Westfield is not a party to or otherwise bound by any consent decree, judgment, other decree or order, or settlement agreement which could reasonably be expected to have (i) an adverse effect on its respective ability to perform its obligations hereunder, or (ii) a Material Adverse Effect on it.

(f)	Intentionally Deleted.

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(g)	Intentionally Deleted.

Each of the representations and warranties contained in this Section 5.2 (as the same may be updated in the certificate delivered in accordance with Section 8.1(a)) are acknowledged by them to be material and to be relied upon by Transferor and Transferee in proceeding with this transaction, and (except for any representation or warranty set forth in such certificate which is updated as of the Closing Date in accordance with the terms of Section 8.1(a)) shall be deemed to have been remade by Westfield as of the Closing Date. Westfield shall promptly notify Transferor and Transferee, in writing, of any event or condition known to Westfield which occurs prior to the Closing Date and which causes a material adverse change in the facts relating to, or the truth of, any of the above representations or warranties.

ARTICLE VI

Additional Undertakings

6.1 Covenants. Until the earlier of Closing or the termination of this Agreement, Transferor undertakes and agrees as follows:

(a)             Transferor shall cause each Property to be operated and maintained, shall perform or cause to be performed all of its and any Property Owner’s obligations (including obligations under the Existing Loan Documents, the Contracts, and the Tenant Leases ), and shall timely make or cause to be made any required payments relating to such Property in a professional manner, in each case, in accordance, in all material respects, with Transferor’s and the applicable Property Owner’s past practice and all applicable Laws. Transferor shall cause each Property Owner to maintain in existence all material licenses, permits and approvals, if any (or replace with materially equivalent licenses, permits or approvals), in its name necessary to the continuing ownership, operation and maintenance of the Properties.

(b)             Subject to Section 6.1(c), without Westfield’s prior written approval, which may be withheld in Westfield’s sole and absolute discretion, neither Transferor nor any Property Owner shall directly or indirectly (i) sell, contribute or assign any of the Indirect Interests or Contributed Interests or any of the Properties or any part thereof, (ii) cause any mortgage, deed of trust or Lien (other than the Permitted Exceptions) to be placed of record against any of the Indirect Interests or Contributed Interests or any of the Properties or any part thereof, unless such Lien is discharged or bonded over on or prior to Closing, (iii) subject to Section 2.2, take any action which would modify in any material adverse respect the status of title to (or the legal description of) any Property, (iv) enter into any agreement to do any of the foregoing, or (vi) cause or permit any Indirect Owner or Property Owner to do any of the foregoing.

(c)	Intentionally Deleted.

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(d)             Neither Transferor nor any Property Owner shall (other than security deposits and first month’s rent received at the commencement of the term of a Tenant Lease), accept any rent from any Tenant for more than one month in advance of the payment date.

(e)             Transferor, and each Property Owner shall have the right to commence or prosecute any action, suit or proceeding against a defaulting Tenant or any defaulting vendor under any Contract so long as the commencement and prosecution of such action, suit or proceeding is consistent with Transferor’s or the applicable Property Owner’s past practice.

(f)              Transferor shall not elect, and no Indirect Owner or Property Owner shall file an election, to treat any Property Owner as other than as a disregarded entity (as described in Section 301.7701-3(b)(1)(ii) of the Treasury Regulations) for Federal, state or local income tax purposes.

(g)             Transferor shall maintain, or cause to be maintained, casualty and general commercial insurance coverage for the Properties similar to the insurance coverage maintained for other properties directly or indirectly owned by Transferor which are similar to the Properties.

(h)	Intentionally Deleted.

(i)              Transferor shall, or shall cause the applicable Property Owner to, provide Westfield with (i) a copy of any written notice of default given or received by Transferor or any Property Owner under any material Tenant Lease, any Existing Mortgage Loan, and (ii) notice of any litigation (other than litigation covered by insurance) actually commenced by or against Transferor (with respect to the Property Owners or the Properties) or any Property Owner, (iii) notice of any arbitration or governmental proceeding instituted against any Property Owner, and (iv) a copy of any written notice of eminent domain or condemnation proceedings received by Transferor or any Property Owner. On the Closing Date, Transferor shall, or shall cause the applicable Property Owner to, provide Transferee with a list of all outstanding litigation (including litigation covered by insurance) against Transferor (with respect to the Property Owners or the Properties) or any Property Owner.

(j)	Intentionally Deleted.

(k)             Transferor and Transferee hereby agree that, between the Effective Date and Closing, each shall keep the other and Westfield reasonably informed (and shall establish procedures to keep the other reasonably informed) of matters relating to the operation and leasing of the Properties and satisfaction of any conditions precedent to Closing hereunder.

6.2 Actions by Property Owners. Except as otherwise expressly permitted by this Agreement, prior to Closing or termination of this Agreement, without the prior written consent of Westfield (which consent may be withheld in Westfield’s sole and absolute discretion), Transferor shall not, and shall not cause or permit any Indirect Owner or Property Owner to:

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(a)             issue, sell, dispose of, or agree to issue, sell, or dispose of, any equity interests, or any debt or any securities convertible into or exchangeable for equity interests in any Indirect Owner or Property Owner;

(b)             purchase, redeem or otherwise acquire or retire, or offer to purchase, redeem or otherwise acquire or retire, any equity interests in any Indirect Owner or Property Owner, if as a result of any of the foregoing, Transferor and St. Clair Square GP would fail to be able to contribute all of the Contributed Interests to Transferor in accordance with the terms of this Agreement;

(c)             incur, or become contingently liable with respect to, any new or additional indebtedness or enter into any guarantee of any indebtedness or issue any debt securities, other than trade payables in the ordinary course of business consistent with past practices;

(d)             acquire, or agree to acquire, by merging or consolidating with, or by purchasing a substantial direct or indirect equity interest in or a substantial portion of the assets of, or by any other manner, any business or any Person;

(e)             mortgage or otherwise voluntarily place a Lien on any of the Contributed Interests or Properties, unless such Lien is discharged or bonded over on or prior to the Closing Date;

(f)              be listed for direct or indirect sale or transfer; and Transferor shall not, and shall not cause or permit any Indirect Owner or Property Owner to, negotiate for the same, other than to Transferee; or

(g)             be listed for direct or indirect sale or transfer; and Transferor shall not, and shall not cause or permit any Property Owner to, negotiate for the same, other than to Transferee.

6.3 Contracts. At Closing, Transferor and Transferee shall cause Contracts either to be assigned to and assumed by Transferee or terminated so that Transferee has no liability therefor (including for any termination fees relating to such termination) (in which event the Property Owner, at or promptly after Closing, shall enter into other Contracts in replacement therefor, consistent with the Property Owner’s current practices).

6.4 Casualty Damage/Condemnation. Notwithstanding anything to the contrary set forth in this Agreement, if, prior to Closing, either (a) Twenty-Five Million and No/100 Dollars ($25,000,000) or more of damage is caused to any one or more of the Properties in the aggregate, in each case as a result of any earthquake, hurricane, tornado, flood, landslide, fire, act of war, terrorism, terrorist activity or other casualty, or (b) any portion or portions of any one or more of the Properties having an aggregate fair market value equal to or greater than Twenty-Five Million and No/100 Dollars ($25,000,000), in each case, is taken (or is threatened to be taken)

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under the power or threat of eminent domain (temporarily or permanently), (c) material access to any Property or a material portion of the parking of any Property is destroyed as a result of a casualty or taking (or threatened taking) under the power or threat of eminent domain (temporarily or permanently), or (d) any portion of any Property is rendered untenantable as a result of a casualty or taking (or threatened taking) under the power or threat of eminent domain (temporarily or permanently) such that, with respect to clauses (c), or (d), the use of the balance of any Property is materially impaired for a material period of time, and such impairment would have a material adverse effect on the business operations, financial condition or results of operations of the Properties, the Contributed Interests, and the Property Owners, taken as a whole, then, in any such event, Westfield may elect to cause Transferee to terminate this Agreement by giving written notice to Transferor of its election to terminate this Agreement (a “Material Event Termination Notice”), on or before the 10th day after Westfield receives written notice of such destruction, taking or threatened taking. If Westfield does not give (or has no right to give) a Material Event Termination Notice within such 10 day period, then (i) this transaction shall close as set forth in this Agreement, (ii) Transferee shall pay the full Contributed Interests Value (subject to clause (iv) below), (iii) to the extent not automatically assigned indirectly to Transferee by the making of the Contribution to Transferee, Transferor shall assign (or cause the applicable Property Owner to assign) to Transferee the proceeds of any insurance policies payable to Transferor or the applicable Property Owner (or shall assign the right or claim to receive such proceeds after Closing), or Transferor’s or the applicable Property Owner’s right to or portion of any condemnation award (or payment in lieu thereof), (iv) the amount of any deductible or self-insured or uninsured amount and any portion of the insurance proceeds or condemnation awards distributed to any direct or indirect equity owner of any Property Owner, shall be a credit against the Contributed Interests Value, and any proceeds from rent or business interruption insurance allocable to the period from and after the Closing Date (less any deductibles allocable to such periods) shall be retained by the applicable Property Owner (or Transferor shall receive a credit for the portion of any such proceeds (less any such deductibles) not so retained by the applicable Property Owner). If an event described in the first sentence of this Section 6.4 shall occur, and Westfield timely delivers a Material Event Termination Notice with respect to such event pursuant to this Section 6.4, Westfield shall pay all cancellation charges, if any, of Escrow Agent and the Title Company, and this Agreement shall be of no further force or effect and none of the parties shall have any further rights or obligations hereunder (other than pursuant to any provision which expressly survives the termination of this Agreement). Transferor shall not settle or compromise any insurance claim or condemnation action without the prior written consent of Westfield (not to be unreasonably withheld, delayed or conditioned), and Westfield shall have the option to participate in any such claim or action.

6.5 Risk of Loss. Transferor shall retain risk of loss of the Properties until 12:01 a.m. on the Closing Date, after which time the risk of loss shall pass to Transferee and Transferee shall be responsible for obtaining its own insurance thereafter.

6.6	Intentionally Deleted.

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6.7	Intentionally Deleted.

6.8 Employees. From and after the Closing, unless otherwise agreed to by Transferor and Westfield, substantially all of the employees working at the Properties as of the Closing Date will continue to be employed (or terminated) by the applicable Property Owner or by an Affiliate of Transferee consistent with the current employment practices for the Properties.

6.9	Existing Mortgage Loans; Lender Consents.

(a)             The parties hereto acknowledge and agree that (i) the Chapel Hill Mall Property is subject to the Chapel Hill Mortgage Loan, which has a stated maturity date of August, 2016, (ii) the Greenbrier Mall Property is subject to the Greenbrier Mall Mortgage Loan, which has a stated maturity date of August, 2016, (iii) the Park Plaza Mall Property is subject to the Park Plaza Mall Mortgage Loan, which has a stated maturity date of May, 2010, (iv) the Shoppes At St. Clair Square Property is subject to the Shoppes At St. Clair Square Mortgage Loan, which has a stated maturity date of April, 2017, (v) the St. Clair Square Property is subject to the St. Clair Square Mortgage Loan, which has a stated maturity date of April, 2009, (vi) the Westmoreland Mall Property is subject to the Westmoreland Mall Mortgage Loan, which has a stated maturity date of January, 2013, (vii) the Acadiana Mall Property is subject to the Acadiana Mall Mortgage Loan, which has a stated maturity date of April, 2017, and (viii) each Existing Mortgage Loan has an outstanding principal balance equal to the amount set forth on Schedule 1.2(a) attached hereto.

(b)             The parties further acknowledge and agree that, under the terms of the Existing Loan Documents, the consent of each of the lenders thereunder (the “Existing Lenders”; and each, an “Existing Lender”) is required in order to consummate the transactions contemplated herein. Transferor shall contact the Existing Lenders to enable Transferee and Westfield to obtain each Existing Lender’s consent (each, a “Lender Consent”; and collectively, the “Lender Consents”) on or prior to the Closing Date, to the following (i) the transfer of the Contributed Interests for the applicable Property Owner to Transferee (and the transfer of any related Indirect Interests); and (ii) subject to Section 6.9(d), modifications to the applicable Existing Loan Documents to reflect the new organizational structure of the borrower thereunder which the applicable Existing Lender may require or permit. The provisions of this Section 6.9(b) shall survive Closing.

(c)             Transferor, Transferee and Westfield shall use, and shall cause their affiliates to use, good faith commercially reasonable efforts to obtain the Lender Consents, including, without limitation, by: (i) promptly delivering all documents, opinions and agreements customarily required to be delivered in accordance with the relevant sections of the Existing Loan Documents or as may otherwise be reasonably required by any of the Existing Lenders, their servicers or the rating agencies, (ii) promptly completing all assumption application materials reasonably required by any of the Existing Lenders, their servicers or the rating agencies, (iii) promptly providing such all organizational, financial and other background information regarding Transferor, Transferee, Westfield and their affiliates as may be reasonably

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required by any of the Existing Lenders, their servicers or the rating agencies; provided, however, that no party shall have any obligation in connection with obtaining the Lender Consents, to (x) commence any litigation or to incur any material expense (other than pursuant to Section 6.9(e)), (y) agree to any obligation or liability that is materially more adverse to such party than the obligations and liabilities set forth in the Existing Loan Documents, or (z) in the case of Transferee, obtain any insurance other than insurance maintained (directly or indirectly) by CBL OP for properties directly or indirectly owned by it that are subject to first mortgage commercial mortgage backed securities debt.. In connection with the foregoing, Westfield shall reasonably cooperate with Transferor if the Lender requires (A) customary financial information with respect to Westfield, and/or (B) a preliminary structure chart containing the organizational structure of Westfield, including the actual names of all entities shown thereon and their respective ownership percentages.

(d)             Each of Transferee and Westfield, on behalf of itself and its affiliates, acknowledges and agrees that the Existing Loan Documents will not be amended or modified in any respect in connection with the indirect assumptions thereof, except to the extent the applicable Existing Lender requires or permits an amendment or modification in connection with the delivery of its Lender Consent to reflect the transactions described in this Agreement, including, without limitation, to reflect the new organizational structure of the borrower under the applicable Existing Loan Documents. Transferor, Transferee and Westfield shall reasonably cooperate with each other to effectuate any modifications to the Existing Loan Documents reasonably required to reflect the new organizational structure of the borrowers thereunder, provided, that any change that materially adversely affects any party to an Existing Loan Document shall be subject to the consent of the party so materially adversely affected. Transferee and Westfield shall copy, or cause to be copied, Transferor, and Transferor shall copy, or cause to copied, Transferee and Westfield, on all written (including, e-mail) correspondence to and from any of the Existing Lenders, their servicers and the rating agencies in connection with the indirect assumption of the Existing Mortgage Loans. Notwithstanding anything to the contrary contained in this Section 6.9, in no event shall Westfield or any of the Westfield’s Affiliates be required to guaranty any of the obligations under the Existing Loan Documents as a condition to obtaining the Lender Consents.

(e)             Each of Transferee and Transferor shall timely pay to each Existing Lender one-half of (i) all of such Existing Lender’s costs and expenses in connection with the issuing its Lender’s Consent, including, without limitation, all processing fees, application fees, attorneys’ fees, recording fees, servicer fees, underwriting and rating agency fees, (ii) all of such Existing Lender’s other out-of-pocket costs and expenses in connection with the issuing of its Lender’s Consent, and (iii) all assumption or transfer fees, if any, required by such Existing Lender and/or its servicers (the costs, expenses and fees described in clauses (i), (ii) and (iii) collectively, the “Assumption Fees”).

(f)              In addition, Transferor shall request from the holder of each Existing Mortgage Loan a statement indicating (i) the outstanding principal balance of such Existing

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Mortgage Loan as of the date indicated in such statement, (ii) the escrow balances related to such Existing Mortgage Loan, and (iii) whether or not such holder has given any written notice of default under such Existing Mortgage Loan which remains uncured, and (ii) such other information as may be reasonably requested by Transferee; provided, however, that actually obtaining any or all of such statements from any or all of the holders of the Existing Mortgage Loans shall not be a condition precedent to Closing.

(g)             Notwithstanding anything to the contrary in this Agreement, the failure of the parties to obtain any or all of the Lender Consents by Closing (if the parties acted in good faith and used commercially reasonable efforts to obtain the same) shall not give rise to any liability on the part of (i) Transferor or any of the Transferor Related Parties to Transferee or Westfield or their affiliates, (ii) Transferee to Transferor or any of the Transferor Related Parties, or (ii) Westfield to Transferee or Transferor or any of the Transferor Related Parties, in each case, unless such failure is due to a breach by a party of its obligations hereunder, and the parties’ rights under such circumstances shall be limited to the rights set forth in Section 7.2 and 8.2, as applicable.

6.10	Intentionally Deleted.

6.11	Intentionally Deleted.

6.12     Westfield Contribution Agreement. Each of Westfield and Transferee shall use, and shall cause its respective affiliates to use, commercially reasonable efforts and otherwise act in good faith to satisfy all of the conditions to closing under the Westfield Contribution Agreement. Neither Westfield nor Transferee shall amend or modify the Westfield Contribution Agreement without the prior written consent of Transferor.

6.13	Intentionally Deleted.

6.14	Intentionally Deleted.

ARTICLE VII

Transferee’s Obligation to Close

7.1 Transferee’s Conditions. Transferee shall not be obligated to close hereunder unless each of the following conditions shall exist on the Closing Date:

(a)             Accuracy of Representations. All of the representations and warranties made by Transferor in this Agreement or in any of the Closing Documents (except for any of such representations and warranties that by their terms relate only to a specific date other than the Closing Date, in which event, such representations and warranties shall be, or have been, true and correct in all material respects (or, in the case of any representations and warranties already qualified by materiality, in all respects, as of such other date)) shall be true and correct in all material respects (or, in the case of any representations and warranties already

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qualified by materiality, in all respects) on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, and Transferor will so certify pursuant to the Bringdown Certificate;

(b)             Transferor’s Performance. Transferor shall have made the deliveries required to be made by Transferor and Transferee under Article IX, and shall have, and shall have caused its affiliates to have, in all material respects (i) performed all covenants and obligations, and (ii) complied with all conditions, required by this Agreement and any other agreement between or among Transferor, Transferee and Westfield or their respective affiliates to be performed or complied with by Transferor, Transferee or their respective affiliates on or before the Closing Date, or each such covenant, obligation and condition that shall not have been so performed or complied with shall be waived by Westfield in writing and in its sole and absolute discretion prior to Closing;

(c)             No Liens. Transferor and St. Clair Square GP shall convey, or cause the conveyance of, the Contributed Interests to Transferee, free and clear of all Liens of any nature whatsoever (subject to the covenants, conditions and restrictions set forth in the Existing Loan Documents);

(d)             Consents. All consents (including all of the Lender Consents) required to permit Transferor to effect the transactions contemplated hereby shall have been obtained by Transferor; provided, however, that, with respect to the Lender Consents, if any of the same shall not have been obtained by Closing solely as a result of a breach by Westfield or any of its respective affiliates of their obligations under Section 6.9, then Westfield shall not be entitled to use as a defense to such breach, the fact that the foregoing condition was not satisfied;

(e)	Intentionally Deleted; and

(f)              Other Conditions. Any other condition expressly set forth in this Agreement to Westfield’s obligation to close shall have been satisfied on or prior to the date by which such condition is required hereunder to be satisfied.

7.2 Failure of Conditions. Subject to the proviso in Sections 7.3 if any condition specified in Section 7.1 is not satisfied on or before the Outside Closing Date, Westfield may, at its option, and in its sole and absolute discretion, (i) waive any such condition which can legally be waived and proceed to Closing, or (ii) terminate this Agreement by written notice thereof to Transferor. In addition to (and notwithstanding) the foregoing, if the failure of the condition is due to a breach by Transferor or Transferee hereunder, Westfield may pursue any of its remedies under Section 11.1 (subject to the provisions of the penultimate paragraph of Article IV and Section 13.4).

7.3 Transferor’s Right to Cure Breaches of Representations or Warranties. Notwithstanding anything to the contrary contained in this Agreement, in the event any of Transferor’s or Transferee’s representations or warranties set forth in this Agreement are

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determined to be untrue or incorrect between the Effective Date and the Closing Date, (i) Westfield shall have no right to terminate this Agreement under Section 7.2 above or enforce any of its remedies under Section 11.1 below if the aggregate effect of such breaches does not cause the Contributed Interests Value (for all of the Properties) to be reduced by more than Three Hundred Seventy-Five Thousand and No/100 Dollars ($375,000); (ii) Westfield shall have no right to terminate this Agreement under Section 7.2 above or enforce any of its remedies under Section 11.1 below if the aggregate effect of such breaches causes the Contributed Interests Value (for all of the Properties) to be reduced by more than Three Hundred Seventy-Five Thousand and No/100 Dollars ($375,000) but no more than Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000), except that Transferor shall be obligated to contribute additional properties, assets, cash and/or cash equivalents (or, if applicable, corresponding Contributed Interests) to the Transferee under this Agreement that have an aggregate Contributed Interests Value (as reasonably determined by Transferor and Westfield) equal to or more than the amount of such reduction (in which event (x) the definition of “Contributed Interests”, “Contributed Interests Value”, “Properties”, “Property Owners” and other applicable defined terms used in this Agreement, and all applicable Exhibits and Schedules attached hereto, shall be modified and amended to reflect such additional properties, if and as applicable, and (y) in the event the additional properties contributed have an aggregate Contributed Interests Value in excess of such reduction, the Common Membership Interests issued to Transferor and St. Clair Square GP (if applicable) shall be correspondingly increased); and (iii) if the aggregate effect of such breaches causes the Contributed Interests Value (for all of the Properties) to be reduced by more than Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000), Transferor shall have the option, but not the obligation, to contribute additional properties, assets, cash and/or cash equivalents (or, if applicable corresponding Contributed Interests) to the Transferee under this Agreement that have an aggregate Contributed Interests Value (as determined by Transferor and Westfield) equal to or more than the amount of such reduction (in which event the sub-clauses (x) and (y) of clause (ii) above shall apply), provided that if Transferor elects not to make such additional contributions, then Westfield shall have the right to terminate this Agreement under Section 7.2 above and/or enforce any of its remedies under Section 11.1 below as a result of such breaches.

ARTICLE VIII

Transferor’s Obligation to Close

8.1 Transferor’s Conditions. Transferor shall not be obligated to close hereunder unless each of the following conditions shall exist on the Closing Date:

(a)             Accuracy of Representations. All of the representations and warranties made by Westfield in this Agreement or in any of the Closing Documents shall be true and correct in all material respects (or, in the case of any representations and warranties already qualified by materiality, in all respects) on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the

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Closing Date, and Westfield will so certify pursuant to a written certificate delivered to Transferor on or prior to Closing;

(b)             Performance. Westfield shall have made the deliveries required to be made by it under Article IX, and shall have, and shall have caused its respective affiliates to have, in all material respects, (i) performed all covenants and obligations, and (ii) complied with all conditions, required by this Agreement and any other agreement between or among Transferor, Transferee and Westfield or their respective affiliates, to be performed or complied with by Westfield or its respective affiliates on or before the Closing Date, or each such covenant, obligation and condition that shall not have been so performed or complied with shall be waived by Transferor in writing and in its sole and absolute discretion prior to Closing;

(c)             Consents. All consents (including all of the Lender Consents) required to permit Transferee to effect the transaction contemplated hereby shall have been obtained by Transferee; provided, however, that, with respect to the Lender Consents, if any the same shall not have been obtained by Closing solely as a result of a breach by Transferor, Transferee or their respective affiliates’ obligations under Section 6.9, then Transferor shall not be entitled to use as a defense to such breach, the fact that the foregoing condition was not satisfied.

(d)	Intentionally Deleted;

(e)             Westfield Contribution. The closing under the Westfield Contribution Agreement shall have occurred;

(f)              No Liens. Transferee shall issue to Transferor and St. Clair Square GP the Common Membership Interests which will, immediately upon the issuance thereof, constitute 100% of the authorized, issued and outstanding common interests in Transferee, free and clear of any Liens or any nature whatsoever; and

(g)             Other Conditions. Any other condition expressly set forth in this Agreement to Transferee’s obligation to close shall have been satisfied on or prior to the date by which such condition is required hereunder to be satisfied.

8.2 Failure of Conditions. Subject to the proviso in Sections 8.1(c) and the proviso in the last sentence of this Section 8.2, if any condition specified in Section 8.1 is not satisfied on or before the Outside Closing Date, Transferor may, at its option, and in its sole and absolute discretion, (a) waive any such condition which can legally be waived and proceed to Closing without adjustment or abatement of the Contributed Interests Value, or (b) terminate this Agreement by written notice thereof to Transferee. In addition to (and notwithstanding) the foregoing, if the failure of the condition is due to a breach by Westfield hereunder, Transferor may pursue any of its remedies under Section 11.2. Notwithstanding anything to the contrary contained in this Section 8.2, if any condition specified in Section 8.1 is not satisfied on or before the Outside Closing Date solely due to the actions or inactions of the Transferee (and not

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contributed to by the actions or inactions of Westfield), then Transferor shall not be entitled terminate this Agreement due to the fact that the foregoing condition was not satisfied.

ARTICLE IX

Closing

9.1 Time of Closing. Subject to the provisions of this Agreement, the closing of the transactions contemplated hereby (“Closing”) shall take place at 10:00 a.m. on the Closing Date at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York, or at such other place located in Los Angeles, California or New York City, New York, as may otherwise be agreed upon by Transferor and Transferee. The “Closing Date” shall occur on a Business Day mutually agreed upon by Transferor and Transferee as soon as practical after all of the conditions set forth in Articles VII and VIII have been satisfied (or will be satisfied simultaneously with Closing) or waived in accordance with the terms thereof; provided, however, that the Closing Date shall in no event occur later than November 30, 2007 (the “Outside Closing Date”). If Closing does not occur by the Outside Closing Date and the same is attributable to a breach or default hereunder by Westfield, the provisions of Section 11.2 shall apply. If Closing does not occur by the Outside Closing Date and the same is due to a breach or default hereunder by Transferor, the provisions of Section 11.1 shall apply (subject to the provisions of Section 13.4 and Article IV) Without limiting the foregoing, the Outside Closing Date may be extended only with the prior written consent of Transferor, Transferee and Westfield (which consent may be given or withheld in their respective sole and absolute discretions).

9.2 Deliveries at Closing by Transferor. On or before the Closing, Transferor, at its sole cost and expense, shall deliver or cause to be delivered to Escrow Agent the following, each dated as of the Closing Date, in addition to all other items and payments required by this Agreement to be delivered by Transferor at Closing (and unless otherwise noted, two original copies of each of the following shall be delivered):

(a)             Cash. Transferor shall deliver to Escrow Agent, by Federal funds wire transfer, cash in an amount equal to the sum of Transferor’s Closing Costs as provided in Section 1.4.

(b)             Assignment and Assumption of Contributed Interests. Transferor and St. Clair Square GP shall deliver counterparts of the assignment and assumption of the Contributed Interests, in substantially the form attached hereto as Exhibit B (the “Assignment and Assumption of Contributed Interests”), duly executed by Transferor, and St. Clair Square GP and/or its respective affiliates, conveying to Transferee, (i) all of Transferor’s and St. Clair Square GP’s and/or its respective affiliates’ respective rights, titles and interests in, and to the Contributed Interests, free and clear of any Liens of any nature whatsoever (subject to the covenants, conditions and restrictions set forth in the Existing Loan Documents), and (ii) all of Transferor’s, St. Clair Square GP’s and/or its respective affiliates’ respective rights, titles and interests, if any, in, and to the names “Chapel Hill Mall”, “Chapel Hill Suburban/Crossing”,

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“Greenbrier Mall”, “Park Plaza Mall”, “St. Clair Square”, “Shoppes At St. Clair Square”, “Acadiana Mall” and “Westmoreland Mall” and any variations thereof.

(c)             Proof of Authority. Transferor and St. Clair Square GP shall provide such customary proof of authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such customary proof of the power and authority of the individual(s) executing or delivering any documents or certificates on behalf of Transferor and St. Clair Square GP as may be reasonably required by the Title Company, Transferee or both.

(d)             Non-Foreign Affidavits. Transferor and St. Clair Square GP shall deliver Non-Foreign Affidavits, each in the form attached hereto as Exhibit C, duly executed by Transferor and/or its affiliates.

(e)	Intentionally Deleted.

(f)              Counterpart of Amended and Restated Operating Agreement. Transferor and St. Clair Square GP shall deliver counterparts of the Amended and Restated Operating Agreement, duly executed by Transferor and St. Clair Square GP.

(g)             Closing Statement. Transferor shall deliver counterparts of a settlement statement setting forth all prorations, allocations, closing costs and payments of moneys related to the consummation of the transactions contemplated by this Agreement (the “Closing Statement”), duly executed by Transferor.

(h)             State FIRPTA. Transferor and St. Clair Square GP shall complete and deliver three original counterparts of any state forms relating to statutes similar to Section 1445 of the Code, in each case, to the extent required to be delivered by Transferor and/or its affiliates in connection with the transfer to Transferee of the Contributed Interests (collectively, the “Transfer Tax Returns”), duly executed by Transferor.

(i)              Bringdown Certificate. On or before the Closing Date, Transferor shall complete and shall have delivered to Transferee an updated representation certificate (the “Bringdown Certificate”), pursuant to which Transferor shall provide, and represent and warrant to Transferee as to, updated versions of each of the representations and warranties set forth in Article IV, all updated as of the Closing Date (or such other date as may be specified in Article IV).

(j)              Assumption Documents. Transferor shall deliver counterparts of all agreements, instruments and documents, each in form reasonably satisfactory to Transferor and Transferee, required to be executed by Transferor and/or its affiliates in connection with the indirect assumption of the Existing Loans by Transferee, duly executed by Transferor and/or its affiliates, in such number of counterparts as may be required by the applicable Existing Lender, plus two additional counterparts.

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(k)	Intentionally Deleted.
(l)	Intentionally Deleted.

(m)            Other Documents. Transferor and St. Clair Square GP shall, as reasonably requested by Transferee, the Title Company, Escrow Agent, the Existing Lenders or the rating agencies, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all such other customary instruments and documents as may be contemplated elsewhere in this Agreement to be delivered on or prior to the Closing Date, or otherwise reasonably necessary in order to complete the transaction contemplated hereby and to carry out the intent and purposes of this Agreement, so long as Transferor’s and St. Clair Square GP’s liabilities and obligations hereunder are not increased by any material extent.

9.3 Deliveries at Closing by Transferee or Westfield. On or before the Closing, Transferee and, solely with respect to 9.3(e), Westfield, at their respective sole cost and expense, shall deliver or cause to be delivered to Escrow Agent the following, each dated as of the Closing Date, in addition to all other items and payments required by this Agreement to be delivered by Transferee at Closing (and unless otherwise noted, two original copies of each of the following shall be delivered):

(a)             Cash. If applicable pursuant to the provisions of Section 1.3, Transferee shall deliver to Escrow Agent, by Federal funds wire transfer, cash in an amount equal to Transferee’s Closing Costs as provided in Section 1.3.

(b)             Assignment and Assumption of Contributed Interests. Transferee shall deliver counterparts of the Assignment and Assumption of Contributed Interests, duly executed by Transferee.

(c)             Proof of Authority. Each of Transferee and Westfield shall provide such customary proof of Transferee’s and Westfield’s authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such customary proof of the power and authority of the individual(s) executing or delivering any documents or certificates on behalf of Transferee or Westfield as may be reasonably required by the Title Company, Transferor or both.

(d)	Intentionally Deleted.

(e)             Certificate Regarding Representations. On or before the Closing Date, Transferee shall complete and shall have delivered to Transferor and Westfield the certificate required pursuant to Section 8.1(a).

(f)              Closing Statement. Transferee shall deliver counterparts of the Closing Statement, duly executed by Transferee.

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(g)	Intentionally Deleted.

(h)             Assumption Documents. Transferee shall deliver counterparts of all agreements, instruments and documents, each in form reasonably satisfactory to Transferor Transferee, to be executed by Transferee and/or its affiliates in connection with the indirect assumptions of the Existing Mortgage Loans by Transferee (including, without limitation, as to Transferee only, any guaranties and indemnities), duly executed by Transferee and/or its affiliates, in such number of counterparts as may be required by the applicable Existing Lender, plus two additional counterparts.

(i)              Other Documents. Transferee shall, as reasonably requested by Transferor, the Title Company, Escrow Agent, the Existing Lenders or the rating agencies, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all such other customary instruments and documents as may be contemplated elsewhere in this Agreement to be delivered on or prior to the Closing Date, or otherwise reasonably necessary in order to complete the transaction contemplated hereby and to carry out the intent and purposes of this Agreement, so long as Transferee’s, Westfield’s and the Property Owners’ liabilities and obligations hereunder are not increased by any material extent.

9.4 Deliveries Outside of Escrow. Transferor shall deliver, or cause to be delivered, possession of the Properties, subject only to the Permitted Exceptions, the rights of Tenants and subtenants in occupancy under the Tenant Leases to Transferee upon Closing. Further, Transferor shall deliver, or cause to be delivered, to Transferee, on or prior to the Closing, the following items:

(a)             Intangible Property. Transferor shall deliver or turn over, or cause to be delivered or turned over, to Transferee’s control at the applicable Real Property (or at such other place as shall be reasonably agreed upon by Transferor and Transferee), the originals of the Plans and Records, the Tenant Leases, the Contracts, the Permits and the Intangible Property Documents, if any, in each case, to the extent in Transferor’s Possession or Reasonable Control or, if not, copies thereof which are true and complete in all material respects.

(b)             Personal Property. Transferor shall deliver or turn over, or cause to be delivered or turned over, to Transferee’s control at the applicable Real Property (or at such other place as shall be reasonably agreed upon by Transferor and Transferee), the Personal Property, including any and all keys, pass cards, remote controls, security codes, computer software and other devices relating to access to the Improvements, if any, in each case, to the extent in any Transferor’s Possession or Reasonable Control.

(c)	Intentionally Deleted.
(d)	Intentionally Deleted.
(e)	Intentionally Deleted.

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9.5 Actions by Escrow Agent. Provided Escrow Agent shall not have received written notice from Transferee or Transferor of the failure of any condition to the or of the termination of this Agreement, when Transferee and Transferor have deposited into escrow the documents and funds required by this Agreement, Escrow Agent shall, in the order and manner herein below indicated, take the following actions:

(a)	Funds. Disburse all funds as follows:

(i)              pursuant to the Closing Statement, retain for Escrow Agent’s own account all escrow fees and costs and disburse to any other Persons entitled thereto, as expressly stated on the Closing Statement, the amount of any other closing costs;

(ii)             pursuant to the Closing Statement, disburse funds necessary to discharge and release any and all Liens against any Property to the extent such Liens are expressly required under Section 2.2 to be discharged and released at or prior to the Closing; and

(iii)            disburse any remaining funds in the possession of Escrow Agent, after payments pursuant to Sections 9.5(a)(i) and (ii) have been completed, to whichever of Transferor or Transferee shall have deposited such amount with Escrow Agent.

(b)             Delivery of Documents. Deliver: (i) to Transferor, one original of each document deposited into escrow, and (ii) to Transferee, one original of each document deposited into escrow.

ARTICLE X

Prorations and Closing Expenses

10.1	Prorations.

(a)             Except as provided in this Section 10.1 and Sections 6.9(e) and 10.2, any and all operating income and expenses attributable to the Properties, including, without limitation, income and expenses under the Contracts, interest under the Existing Mortgage Loans, real property taxes and assessments, utility costs and rent (both basic and additional rent) under the Leases, shall not be prorated between Transferor and Transferee at Closing; rather, Transferee and Transferor shall prorate such operating income and expenses within three (3) months after the Closing Date, with Transferor entitled to all operating income and responsible for all operating expenses, attributable to the period prior to the Closing Date, and Transferee entitled to all operating income and responsible for all operating expenses, attributable to the period from and after the Closing Date. All such prorations and adjustments under this Agreement shall be calculated based on the actual number of days of the applicable calendar month and on a 365 day year, as applicable. Transferor and Transferee agree to work together to perform such prorations within three (3) months after the Closing; provided, however, that, no prorations or adjustments shall be made from and after the date that is three (3) months after the Closing Date.

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(b)             All Tenant Deposits and prepaid rentals under Tenant Leases which are properly allocable to the period from and after the Closing Date, cleaning fees and other fees properly allocable to the period from and after the Closing Date, and deposits related to the Properties (including deposits in any marketing funds related the Properties, if any), shall either be assigned to Transferee at Closing, and Transferee shall thereafter be liable to such Tenants for such Tenant Deposits, prepaid rentals under Tenant Leases, cleaning fees and other fees and deposits, which liability shall survive Closing. Any Tenant Deposits maintained in the form of a letter of credit shall be delivered to Transferee or remain with the applicable Property Owner at Closing. Transferor shall be entitled to the benefit of all Termination Payments, regardless of when received for any Early Terminated Tenant Lease. To the extent any such Termination Payments are received after Closing, the same shall be paid to Transferee and credited to Transferor.

(c)             Notwithstanding the foregoing, Transferee shall at Closing assume and be solely responsible for (i) the amount of any unpaid, non-disbursed Tenant incentives, concessions, abatements, free rent amounts, allowance or inducements, including work to be performed by the Property Owners for the Tenants (whether or not payable on, before or after the Closing Date) for all Tenant Leases, and (ii) unpaid third party leasing and brokerage fees and commissions for all Tenant Leases.

(d)             There will be no proration or adjustment for any giftcard or gift certificates issued under any applicable CBL gift card programs.

(e)	The provisions of this Section 10.1 shall survive Closing.

10.2     Closing Costs. Each party shall pay its own costs and expenses arising in connection with the Closing (including, its own attorneys’ and advisors’ fees, charges and disbursements), except that the costs specifically set forth in this Section 10.2 shall be allocated between the parties as set forth herein. Subject to the terms of Section 1.3, Transferor shall be responsible for the following closing costs (such costs being referred to herein as “Transferor’s Closing Costs”): (a) the cost of discharging any Liens against, and other matters affecting title to, the Properties and recording any instruments in connection therewith, if and to the extent Transferor is expressly obligated under Section 2.2, or otherwise elects, to discharge such Liens, (b) the customary closing costs and escrow fees of the Title Company and Escrow Agent related to the direct or indirect transfer of the Properties and the Contributed Interests, (c) one-half of the Assumption Fees, extent payable by Transferor pursuant to Section 6.3, and (d) any documentary, transfer, stamp, sales, use, gross receipts or similar taxes related to the transfer of the Indirect Interests or Contributed Interests. Transferee shall be responsible for, and shall pay, the following closing costs (such costs being referred to herein as “Transferee’s Closing Costs”): one-half of the Assumption Fees as and to the extent payable by Transferee pursuant to Section 6.3. The provisions of this Section 10.2 shall survive Closing.

10.3     Settlement Sheet. At Closing, at the request of either Transferor or Transferee, Transferor and Transferee shall execute the Closing Statement to reflect the credits, prorations

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and adjustments contemplated by or specifically provided for in this Agreement, subject to Section 10.1. The Closing Statement shall not duplicate the Proration Schedule and shall be prepared by the Title Company and approved by Transferee and Transferor, both acting reasonably.

10.4     Post-Closing Cooperation. After Closing, Transferor and Transferee shall, and shall cause their respective affiliates (including any current or future property manager) to, reasonably cooperate with each other in case of either party’s need in response to any legal requirement, regulatory audit requirement, tax audit, tax return preparation, Rent Audit, or in response to any litigation threatened or brought against either party (including cooperating with respect to filing any claim for any insurance for the benefit of a Property Owner with respect to such litigation), or for any other legitimate business reason, by allowing the other party and its agents and representatives access, upon reasonable advance notice and at reasonable times, to examine and make copies of any and all instruments, files and records in such party’s possession or reasonable control pertaining to any of the Properties, any of the Property Owners, or any of the Contributed Interests (collectively, the “Subject Files”). The foregoing shall not limit Transferor’s or Transferee’s right to destroy any or all of the Subject Files in the ordinary course of its business or otherwise, provided, that, Transferor shall provide 30 days’ prior written notice of its intention to do so, in which event Transferee may elect within such 30 day period by providing written notice to Transferor to take possession of any or all of the Subject Files. If Transferee fails to timely make such election within such 30 day period, Transferee shall be deemed to have waived its right to take possession of the Subject Files and Transferor shall thereafter be entitled to destroy any or all of the Subject Files. The provisions of this Section 10.4 shall survive Closing for a period of 4 years.

10.5     SEC Reporting Requirements. From and after the Effective Date until the 1st year anniversary of the Closing Date, Transferor shall, from time to time, upon reasonable advance written notice from Transferee, use commercially reasonable efforts to provide Transferee and its representatives with financial, leasing and other information pertaining to the period of each Property Owner’s ownership and operation of its Property that is, in the reasonable opinion of Transferee and its outside, third party accountants, relevant to and reasonably necessary for the preparation of financial statements and the audit of such financial statements in accordance with generally accepted auditing standards in connection with Transferee’s (or its affiliates’) obligations under any or all of (x) Rule 3-05 (but only to the extent such Rule 3-05 references Rule 3-14 of Regulation S-X of the regulations of the Securities and Exchange Commission (the “SEC”)) and Rule 3-14 of Regulation S-X of the regulations of the SEC, as applicable; (y) any other rule issued by the SEC and applicable to Transferee; and (z) any registration statement, report or disclosure statement filed with the SEC by or on behalf of Transferee.

ARTICLE XI

Remedies

11.1     Breach by Transferor or Transferee. If Closing fails to occur because of a default by Transferor, St. Clair Square GP or Transferee of any provision hereof, Westfield, as a

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condition precedent to the exercise of its remedies or termination of this Agreement, shall be required to give Transferor or Transferee, as applicable written notice of the same. Transferor or Transferee, as applicable shall have 10 Business Days from the receipt of such notice to cure the default. If Transferor or Transferee, as applicable, timely cures the default, the default shall be deemed waived and this Agreement shall continue in full force and effect. If Transferor or Transferee, as applicable, fails to timely cure such default, Westfield, at Westfield’s option, shall be entitled to exercise either (but not both) of the following remedies: (i) terminate this Agreement, in which event all parties shall be discharged from all duties and performance hereunder, except for any obligations which by their terms survive any termination of this Agreement and Westfield’s rights under Section 11.2 of the Westfield Contribution Agreement; or, (ii) so long as the Westfield Contribution Agreement has not been terminated, seek specific performance of Transferor’s and Transferee’s obligations hereunder; provided, however, that any action for specific performance shall be commenced within ninety (90) days after such default, and if Westfield prevails thereunder, Transferor or Transferee shall reimburse Westfield for all reasonable legal fees, court costs and all other costs of such action.

11.2     Breach by Westfield. If Closing fails to occur because of a default by Westfield of any provision hereof, Transferor and Transferee, as a condition precedent to the exercise of their remedies or termination of this Agreement, shall be required to give Westfield written notice of the same. Westfield shall have 10 Business Days from the receipt of such notice to cure the default. If Westfield timely cures the default, the default shall be deemed waived and this Agreement shall continue in full force and effect. If Westfield fails to timely cure such default, Transferor and Transferee shall be entitled to terminate this Agreement, in which event all parties shall be discharged from all duties and performance hereunder, except for any obligations which by their terms survive any termination of this Agreement, or if the Westfield Contribution Agreement has not been terminated, seek specific performance of Westfield’s obligations hereunder; provided, however, that any action for specific performance shall be commenced within ninety (90) days after such default, and if Transferor and/or Transferee prevail thereunder, Westfield shall reimburse Transferor and Transferee for all reasonable legal fees, court costs and all other costs of such action.

ARTICLE XII

Escrow

12.1	Escrow.

(a)             Escrow Agent is hereby appointed and designated to act as Escrow Agent hereunder and is instructed to hold and deliver, pursuant to the terms of this Agreement, the documents and funds to be deposited into escrow as herein provided. The tax identification numbers of the parties shall be furnished to Escrow Agent upon request.

(b)	Intentionally Deleted.

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(c)             The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties for any act or omission on its part unless taken or suffered in bad faith, in willful disregard of this Agreement or in gross negligence. Transferor and Transferee jointly and severally shall indemnify, protect, defend and hold Escrow Agent harmless from and against all Losses incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to (i) actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this Agreement or in gross negligence on the part of Escrow Agent, or (ii) any default by Escrow Agent in the performance of its filing obligations under Section 12.1(e). Escrow Agent’s closing escrow fees, if any, shall be paid in accordance with Section 10.2.

(d)             The parties shall deliver to Escrow Agent an executed copy of this Agreement, which shall constitute their instructions to Escrow Agent. Escrow Agent shall execute the signature page for Escrow Agent attached hereto with respect to the provisions of this Section 12.1; provided, however, that (i) Escrow Agent’s signature hereon shall not be a prerequisite to the binding nature of this Agreement as between Transferee and Transferor, and the same shall become fully effective as between Transferee and Transferor upon execution by Transferee and Transferor, and (ii) the signature of Escrow Agent will not be necessary to amend any provision of this Agreement other than this Section 12.1.

(e)             Escrow Agent, as the Person responsible for closing the transaction within the meaning of Section 6045(e)(2)(A) of the Code, shall file all necessary information reports, returns, and statements regarding the transaction required by the Code including the tax reports required pursuant to Section 6045 of the Code (but only to the extent that Escrow Agent is given the information necessary to make such filings).

(f)              The parties hereto shall execute such additional escrow instructions (not inconsistent with this Agreement as determined by counsel for Transferee and Transferor) as Escrow Agent and/or Transferor and Transferee shall reasonably deem necessary for its or their protection, including Escrow Agent’s general provisions (as may be modified by Transferee, Transferor and Escrow Agent) with respect to the documents and the funds to be deposited into escrow as provided in this Agreement. In the event of any inconsistency between the provisions of this Agreement and such additional escrow instructions, the provisions of this Agreement shall govern, unless otherwise expressly agreed to in writing by Transferor and Transferee.

(g)             The provisions of this Article XII shall survive Closing and the delivery of the documents being delivered pursuant hereto, and shall not be deemed merged into any instrument of conveyance delivered at Closing.

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ARTICLE XIII

Miscellaneous

13.1     Brokers. Each of Transferor and St. Clair Square GP, on the one hand, and Transferee and Westfield, severally, on the other hand, hereby represents and warrants to and agrees with the other that it has not had, and it shall not have, any dealings with (and it has not engaged and it will not engage) any third party to whom the payment of any broker’s fee, finder’s fee, commission or similar compensation (“Commission”) shall or may become due or payable in connection with the transactions contemplated hereby. Each of Transferor, on the one hand, and Transferee and Westfield severally, on the other hand, hereby agrees to indemnify, hold harmless, protect and defend the other and its respective affiliates and their officers, directors and employees from and against any Loss for or in connection with any claims for Commissions claimed or asserted by or through it in connection with the transaction contemplated herein (or any breach of any of its representations under this Section 13.1).

13.2     Expenses. Subject to the payment of Closing costs pursuant to Section 10.2 and any other provision of this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses incurred by any party hereto in connection with this Agreement shall be borne by such party.

13.3     Further Assurances. Each of the parties hereto agrees to perform, execute and deliver such customary documents, writings, acts and further assurances as may be necessary to carry out the intent and purpose of this Agreement.

13.4     Survival of Representations and Warranties. All of Transferor’s, St. Clair Square GP’s, Westfield’s and Transferee’s respective representations, warranties, covenants and indemnities set forth in Article IV and Article V, respectively, of this Agreement shall survive Closing and the delivery of the Closing Documents, and shall not be deemed merged into any instrument of conveyance delivered at Closing, for a period of one year following the Closing (provided, however, that the indemnities set forth in Section 13.1 and Section 2.1, shall survive for the applicable statute of limitations). Each such representation and warranty shall automatically be null and void and of no further force and effect upon the expiration of the applicable survival period specified above, and the parties shall not be entitled to commence an action or proceeding claiming breach of any such representation or warranty by the other at any time subsequent to the expiration of the applicable survival period specified above. Subject to the foregoing, any provision of this Agreement which by its terms requires observance or performance subsequent to Closing, whether or not there is an express survival provision, shall continue in force and effect following such Closing.

13.5     Partial Invalidity. If any provision of this Agreement is determined to be unenforceable, such provision shall be reformed and enforced to the maximum extent permitted by Law. If it cannot be reformed, it shall be stricken from and construed for all purposes not to constitute a part of this Agreement, and the remaining portions of this Agreement shall remain in full force and effect and shall, for all purposes, constitute this entire Agreement.

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13.6     Time of Essence. Time shall be of the essence with respect to all matters contemplated by this Agreement.

13.7     Construction of Agreement. All parties hereto acknowledge that they have had the benefit of independent counsel with regard to this Agreement and that this Agreement has been prepared as a result of the joint efforts of all parties and their respective counsel. Accordingly, all parties agree that the provisions of this Agreement shall not be construed or interpreted for or against any party hereto based upon authorship.

13.8     Amendments/Waiver. Except as set forth in Section 12.1(d), no amendment, change or modification of this Agreement shall be valid unless the same is in writing and signed by the party or parties to be bound. No waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced. No waiver of any provision shall be deemed a continuing waiver of such provision or of this Agreement.

13.9     Entire Agreement. This Agreement, together with the Exhibits and Schedules attached hereto and the Closing Documents, constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior negotiations, agreements, understandings, letters of intent and discussions (whether oral or written) between the parties, and there are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, between the parties other than as expressly herein set forth.

13.10   Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which will constitute an original, and all of which together shall constitute one and the same agreement. Executed copies hereof may be delivered by facsimile (or other electronic means) and, upon receipt, shall be deemed originals and binding upon the parties hereto. Without limiting or otherwise affecting the validity of executed copies hereof that have been delivered by facsimile (or other electronic means), the parties will use their best efforts to deliver originals as promptly as possible after execution.

13.11   Dates. If any date set forth in this Agreement for the delivery of any document or the happening of any event (such as, for example, the Closing Date) should, under the terms hereof, fall on a non-Business Day, then such date shall be extended automatically to the next succeeding Business Day.

13.12   Governing Law/Jurisdiction. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the conflicts of laws principles thereof. Any action brought to interpret or enforce this Agreement shall be brought in a court of competent jurisdiction in the State of New York and each party hereto agrees to submit to personal jurisdiction in the State of New York in any action or proceeding arising out of this Agreement and, in furtherance of such agreement, each party hereby agrees and consents that, without limiting other methods of obtaining jurisdiction, personal jurisdiction over such party in any such

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action or proceeding may be obtained within or without the jurisdiction of any court located in New York, and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon such party by registered or certified mail to or by personal service at the last known address of such party, whether such address be within or without the jurisdiction of any such court.

13.13   Notices. All notices, consents, reports, demands, requests and other communications required or permitted hereunder (“Notices”) shall be in writing, and shall be: (a) personally delivered with a written receipt of delivery; (b) sent by a nationally recognized overnight delivery service requiring a written acknowledgement of receipt or providing a certification of delivery or attempted delivery; (c) sent by certified or registered mail, return receipt requested; or (d) sent by confirmed facsimile transmission with an original copy thereof transmitted to the recipient by one of the means described in subsections (a) through (c) no later than 3 Business Days thereafter. All Notices shall be deemed effective when actually delivered as documented in a delivery receipt; provided, however, that if the Notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of the absence of a signatory to acknowledge receipt, or by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this Section 13.13, then the first attempted delivery shall be deemed to constitute delivery; and provided, further, however, that Notices properly given by facsimile shall be deemed given when received by facsimile. Each party shall be entitled to change its address for Notices from time to time by delivering to the other parties Notice thereof in the manner herein provided for the delivery of Notices. All Notices shall be sent to the addressee at its address set forth following its name below:

To Westfield:	Westfield America Limited Partnership

c/o Westfield Corporation, Inc.

11601 Wilshire Blvd., 12th Floor

Los Angeles, California 90025-1748

Attention: Peter Schwartz, Esq. and Elizabeth Westman, Esq.

Telephone: (310) 445-2453 and (310) 575-6057

Facsimile: (310) 478-3987 and (310) 487-3173

with a copy to:	Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention: Matthew T. Golden, Esq.

Telephone: (212) 909-6269

Facsimile: (212) 909-6836

To CBL OP,	CBL & Associates Limited Partnership
St. Clair Square	c/o CBL & Associates Properties, Inc.

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or Transferee:	2030 Hamilton Place Boulevard

CBL Center, Suite 500

Chattanooga, Tennessee 37421

Attention: Scott Word

Telephone: (423) 490-8358

Facsimile: (423) 490-8390

with a copy to:	Morrison & Foerster LLP

1290 Avenue of the Americas

New York, New York 10104

Attention: Yaacov Gross, Esq.

Telephone: (212) 468-8012

Facsimile: (212) 468-7900

and to:	Husch & Eppenberger, LLC

2030 Hamilton Place Boulevard

CBL Center, Suite 210

Chattanooga, Tennessee 37421

Attention: Jeffery V. Curry, Esq.

Telephone: (423) 757-5910

Facsimile: (423) 899-1278

Any notice required hereunder to be delivered to Escrow Agent shall be delivered in accordance with the above provisions as follows:

Fidelity National Title Insurance Company

1800 Parkway Place, Suite 700

Marietta, GA 30067

Attention: Michael R. Sher

Telephone: (888) 270-2050

Telecopier: (770) 850-8222

Unless specifically required to be delivered to Escrow Agent pursuant to the terms of this Agreement, no notice hereunder must be delivered to Escrow Agent in order to be effective so long as it is delivered to the other parties in accordance with the above provisions.

13.14   Headings/Use of Terms/Exhibits. The paragraph and section headings that appear in this Agreement are for purposes of convenience of reference only and are not to be construed as modifying, explaining, restricting or affecting the substance of the paragraphs and sections in which they appear. Wherever the singular number is used, and when the context requires, the same shall include the plural and the masculine gender shall include the feminine and neuter genders. The term “including” means “including, but not limited to” and “such as” means “such as, but not limited to” and similar words are intended to be inclusive. All references to

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clauses, sections and articles mean the clauses, sections and articles in this Agreement. All Exhibits and Schedules attached hereto are hereby incorporated herein by reference as though set out in full herein.

13.15   Assignment. Neither Transferor, St. Clair Square GP, Westfield nor Transferee shall assign this Agreement or any rights hereunder, or delegate any of its obligations, without the prior written approval of the other. Subject to the provisions of this Section 13.15, this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and permitted assigns. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

13.16   Attorneys’ Fees. If litigation or any other action is required by either Transferor or Transferee to enforce or interpret the terms of this Agreement, the prevailing party in such litigation or other action shall, in addition to all other relief granted or awarded by the court or arbitrator, be awarded costs and reasonable attorneys’ fees, charges and disbursements (including those of in-house counsel) and expert witness fees and costs incurred by reason of such litigation or other action and those incurred in preparation thereof at both the trial and appellate levels.

13.17	Indemnification.

(a)             In addition to any other indemnity under this Agreement, Transferor agrees to indemnify, protect, hold harmless and, if requested by Transferee in Transferee’s sole and absolute discretion, defend (with counsel of Transferor’s choosing, subject to Transferee’s consent, not to be unreasonably withheld, delayed or conditioned) Transferee, its successors and assigns, from any and all Losses to the extent arising out of or in connection with any breach of any of Transferor’s representations, warranties, covenants or agreements herein or in any of the Closing Documents (provided, however, that Transferor’s indemnity obligations with respect to the matters described in this subsection (a) shall be subject to the limitations set forth in Article IV and Sections 13.4 and 14.20).

(b)             In addition to any other indemnity under this Agreement, Transferee agrees to indemnify, protect, hold harmless and, if requested by Transferor in Transferor’s sole and absolute discretion, defend (with counsel of Transferee’s choosing, subject to Transferor’s consent, not to be unreasonably withheld, delayed or conditioned) Transferor, its successors and assigns, from any and all Losses to the extent arising out of or in connection with any breach of any of Transferee’s representations, warranties, covenants or agreements herein or in any of the Closing Documents, respectively (provided, however, that Transferee’s indemnity obligations with respect to the matters described in this subsection (b) shall be subject to the limitations set forth in Article V and Section 13.4).

13.18   Limitation on Liability. The obligations and liabilities of Transferor and St. Clair Square GP hereunder will be solely the obligations and liabilities of Transferor and St. Clair

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Square GP, and no direct or indirect stockholder, officer, director, partner, agent or employee of Transferor will be obligated personally for any debt, obligation or liability of Transferor or St. Clair Square GP, except, unless and to the extent that such obligation or liability is incurred in connection with any fraudulent action taken by such stockholder, officer, partner, director, agent or employee. The obligations and liabilities of Transferee or Westfield hereunder will be solely the obligations and liabilities of Transferee or Westfield, and no direct or indirect stockholder, officer, director, agent or employee of Transferee or Westfield will be obligated personally for any debt, obligation or liability of Transferee or Westfield, except, unless and to the extent that such obligation or liability is incurred in connection with any fraudulent action taken by such stockholder, officer, director, agent or employee.

13.19   Confidentiality. Transferor, St. Clair Square GP, Westfield and Transferee shall, prior to the Closing, maintain the confidentiality of the transactions contemplated hereby and shall not, except as required by law, governmental regulation or the requirements of any stock exchange applicable to Transferor, Transferee or Westfield disclose the terms of this Agreement or of such transactions to any third parties whomsoever other than the principals of Escrow Agent, the Title Company and such other Persons whose assistance is required in carrying out the terms of this Agreement. None of Westfield, Transferor or Transferee shall at any time issue a press release regarding the transactions contemplated hereby unless such release or communication has received the prior approval (not to be unreasonably withheld or delayed) of the other parties hereto. Transferee, Westfield and Transferor shall cooperate with each other to agree upon the initial presentation materials regarding the transaction. Each of Transferee and Westfield agrees that all documents and information regarding the Properties, the Indirect Interests, the Contributed Interest, and/or the Property Owners, of whatsoever nature made available to Transferee, Westfield or any of their agents, employees, contractors and representatives by Transferor or any Transferor Related Party and the results of all tests and studies of the Properties, if any, are confidential and, prior to the Closing, none of Transferee, Westfield, or any of their agents, employees, contractors and representatives, shall disclose any such documents or information to any other Person except those assisting it with the analysis of the Properties, the Indirect Interests, the Contributed Interests, or the Property Owners, and only after procuring such Person’s agreement to abide by these confidentiality restrictions. Notwithstanding the foregoing, the parties hereto (and each employee, representative, or other agent of the parties) may disclose to any and all Persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of Transferee and the transactions contemplated by this Agreement, including the admission of Westfield as a Preferred Member of Transferee; provided, however, that no party (and no employee, representative or other agent thereof) shall disclose any other information that is not necessary to understand the tax treatment and tax structure of Transferee and the transactions contemplated by this Agreement, including the admission of Westfield as a Preferred Member of Transferee and any information that could lead another to determine the identity of the parties hereto, or any other information to the extent that such disclosure could result in a violation of any Federal or state securities laws. This Section 13.19 shall survive Closing or termination of the Agreement.

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13.20   Non-Liability. For the avoidance of doubt, the parties agree that Westfield shall have no liability hereunder for the breach of any representation or warranty by Transferee, and is not making any representation or warranty as to Transferee, nor is Westfield liable for the breach by Transferee of its obligations hereunder.

[Remainder of Page Left Blank Intentionally; Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Contribution Agreement to be executed as of the date first set forth above.

TRANSFEREE:

CW JOINT VENTURE, LLC,

a Delaware limited liability company

By:	CBL & Associates Limited Partnership,

its sole member

By:	CBL Holdings I, Inc.,

its general partner

By:	/s/ Stephen D. Lebovitz
Name: Stephen D. Lebovitz
Title: President

WESTFIELD:

WESTFIELD AMERICA LIMITED PARTNERSHIP, a

Delaware limited partnership

By:	Westfield U.S. Holdings, LLC,
its general partner

By:	/s/ Peter R. Schwartz
Name: Peter R. Schwartz
Title: Senior Executive Vice President and
Secretary

CBL OP:

CBL & ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership

By:	CBL Holdings I, Inc., its general partner

By:	/s/ Stephen D. Lebovitz
Name: Stephen D. Lebovitz
Title: President

[SIGNATURE PAGES CONTINUED]

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ST. CLAIR SQUARE GP

ST. CLAIR SQUARE GP, INC.

an Illinois corporation

By:	/s/ Stephen D. Lebovitz
Name: Stephen D. Lebovitz
Title: President

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SIGNATURE PAGE

ESCROW AGENT

The undersigned hereby accepts the foregoing Contribution Agreement (the “Agreement”) and executes this Signature Page for the purpose of agreeing to the provisions of the Agreement applicable to Escrow Agent (as defined in the Agreement) and agreeing to act as Escrow Agent in strict accordance with the terms thereof.

ESCROW AGENT:

FIDELITY TITLE INSURANCE COMPANY

By:	/s/ Michael R. Sher
Name: Michael R. Sher
Title: Vice President/NTS Counsel

Date:	August 9, 2007

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LIST OF SCHEDULES

Defined Terms	Schedule 1
Allocated Contributed Interests Value	Schedule 1.2(a)
List of Title Policies	Schedule 2.2(a)
Other Names for Transferor and Property Owners	Schedule 4.1(a)
Tenant Leases Not in Full Force and Effect; Defaults under Tenant Leases	Schedule 4.5(b)
Rent Roll	Schedule 4.5(c)
Defaults Under Contracts or Permits and Defaults Under Permitted Exceptions	Schedule 4.5(e)
Threatened Actions, Property Violations and Proceedings	Schedule 4.6
Notice of Tax Audits	Schedule 4.8(b)
Tax Matter Agreements	Schedule 4.8(c)
Material Liabilities of Property Owners Not Shown on Financial Statements Described in Section 14.14	Schedule 4.14
List of Existing Loan Documents	Schedule 4.17
Preemptive Rights	Schedule 5.7

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Repurchase Obligations	Schedule 5.8

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LIST OF EXHIBITS

Exhibit A	Intentionally Omitted
Exhibit B	Form of Assignment and Assumption of Contributed Interests
Exhibit C	Form of Non-Foreign Affidavit
Exhibit D-1	Intentionally Omitted
Exhibit D-2	Intentionally Omitted
Exhibit E	Intentionally Omitted
Exhibit F	Form of Amended and Restated Operating Agreement
Exhibit G	Legal Description of Properties
Exhibit H	Intentionally Omitted

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SCHEDULE 1

GLOSSARY OF DEFINITIONS

As used in the foregoing Contribution Agreement, the following terms shall have the following meanings:

“Acadiana Mall Mortgage Loan” means that certain loan in the original principal amount of $150,400,000, made pursuant to that certain Loan Agreement, dated as of March 8, 2007, by and between Bank of America, N.A., as lender, and Acadiana Mall Owner, as borrower, which loan is secured by one or more mortgages on the Acadiana Mall Property.

“Access Agreement” has the meaning set forth in Section 2.1.

“Act” means the Securities Act of 1933, as amended.

“Agreement” has the meaning set forth in the opening paragraph hereto.

“Amended and Restated Operating Agreement” means that certain Amended and Restated Operating Agreement of Transferee to be executed and delivered by Westfield and Transferor simultaneously with Closing, in the form attached hereto as Exhibit F.

“Assignment and Assumption of Contributed Interests” has the meaning set forth in Section 9.2(b).

“Assumption Fees” has the meaning set forth in Section 6.9(e).

“Bringdown Certificate” has the meaning set forth in Section 9.2(i).

“Business Day” means each day of the year other than Saturdays, Sundays, legal holidays and days on which banking institutions are generally authorized or obligated by Law to close in the Sate of Missouri, the State of New York or the State of California.

“CBL REIT” means CBL & Associates Properties, Inc., a Delaware corporation.

“Chapel Hill Mortgage Loan” means that certain loan in the original principal amount of $77,000,000, made pursuant to that certain Loan Agreement, dated as of July 27, 2006, by and between UBS Real Estate Investments, Inc., as lender, and Chapel Hill Mall Owner, as borrower, which loan is secured by one or more mortgages on the Chapel Hill Mall Property.

“Closing Documents” means those documents required to be delivered by Transferor or Transferee at Closing pursuant to or in connection with this Agreement, including, without limitation, those attached hereto as Exhibits A through H.

“Closing Statement” has the meaning set forth in Section 9.2(g).

Schedule 1-1

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“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Commission” has the meaning set forth in Section 13.1.

“Common Member” has the meaning set forth in the recitals hereto.

“Common Membership Interest” has the meaning set forth in the recitals hereto.

“Contracts” means, subject to Section 6.3, all right, title and interest of Transferor or any Property Owner in and to any and all contracts, agreements or commitments, oral or written (other than the Tenant Leases and option agreements), binding upon or relating to any Real Property for the operation and maintenance of such Real Property, that extend beyond Closing, to the extent that they are assignable.

“Contributed Interests” has the meaning set forth in the recitals hereto.

“Contributed Interests Value” has the meaning set forth in Section 1.2(a).

“Contribution” has the meaning set forth in the recitals hereto.

“Effective Date” means August 9, 2007.

“Environmental Law” means any Law, including requirements under permits, licenses, consents and approvals, relating to pollution or protection of human health or the environment, including those that relate to emissions, discharges, releases or threatened releases, or the generation, manufacturing, processing, distribution, use, treatment, storage, disposal, transport, or handling, of Hazardous Materials.

“Escrow Agent” means Fidelity National Title Insurance Company.

“Executive Order” has the meaning set forth in the recitals hereto.

“Existing Mortgage Loans” means, collectively, the Chapel Hill Mortgage Loan, Greenbrier Mall Mortgage Loan, Park Plaza Mall Mortgage Loan, Shoppes At St. Clair Square Mortgage Loan, St. Clair Square Mortgage Loan, Westmoreland Mall Mortgage Loan and Acadiana Mall Mortgage Loan; and each, an “Existing Mortgage Loan”.

“Existing Lender” and “Existing Lenders” have the meanings set forth in Section 6.9(a).

“Existing Loan Documents” has the meaning set forth in Section 4.17.

“Greenbrier Mall Mortgage Loan” means that certain loan in the original principal amount of $85,000,000, made pursuant to that certain Loan Agreement, dated as of July 11,

Schedule 1-2

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2006, by and between Lehman Brothers Bank FSB, as lender, and Greenbrier Mall Owner, as borrower, which loan is secured by one or more mortgages on the Greenbrier Mall Property.

“Hazardous Materials” means those materials that are regulated by or form the basis of liability under any Environmental Law, including: (a) any substance identified under any Environmental Law as a pollutant, contaminant, hazardous substance, liquid, industrial or solid or hazardous waste, hazardous material or toxic substance; (b) any petroleum or petroleum derived substance or waste; (c) any asbestos or asbestos-containing material; (d) any polychlorinated biphenyl (PCB) or PCB-containing or urea-formaldehyde-containing material or fluid; (e) any radioactive material or substance, including radon; (f) any lead or lead based paints or materials; and (g) any mold, fungi, yeast or other similar biological agents that may have an adverse effect on human health.

“Improvements” mean all right, title and interest of Transferor or any Property Owner in and to the improvements, structures, parking facilities and fixtures now or hereafter placed, constructed, installed or located on any Land, including all apparatus, equipment and appliances affixed to and used in connection with the operation or occupancy thereof (such as heating, air conditioning, and mechanical systems).

“Intangible Property” means any and all intangible property, goodwill, rights, privileges, and appurtenances owned by any Property Owner and in any way related to, or used in connection with, the ownership, operation, maintenance, use or occupancy of any Real Property (other than the Contracts and the Tenant Leases) to the extent that they are assignable, including the Permits, Plans and Records, guaranties, warranties, websites, e-mail addresses, trade names, trademarks, telephone and facsimile numbers assigned to any Property or any Property management office and all rights, claims and recoveries under insurance policies related to any Real Property or any Personal Property. Intangible Property shall not include, any rights to the name “CBL” or any marks, logos or other brand identification items associated with the “Westfield” name, but shall include, any rights to the names “Chapel Hill Mall”, “Chapel Hill Suburban/Crossing”, “Greenbrier Mall”, “Park Plaza Mall”, “St. Clair Square”, “Shoppes at St. Clair Square”, Westmoreland Mall”, “Acadiana Mall” and any variations thereof, if any.

“Intangible Property Documents” means any and all documents and instruments evidencing and/or relating to all or any portion of the Intangible Property.

“Land” means, collectively, the parcels of land described in Exhibit G-1 attached hereto (the Land related to the Chapel Hill Mall Property), Exhibit G-2 attached hereto (the Land related to the Chapel Hill Suburban/Crossing Property), Exhibit G-3 attached hereto (the Land related to the Greenbrier Mall Property), Exhibit G-4 attached hereto (the Land related to the Park Plaza Mall Property), Exhibit G-5 attached hereto (the Land related to the St. Clair Square Property), Exhibit G-6 attached hereto (the Land related to the Shoppes At St. Clair Square Property), Exhibit G-7 attached hereto (the Land related to the Westmoreland Mall Property), and Exhibit G-8 attached hereto (the Land related to the Acadiana Mall Property), in each case, together with all of each Property Owner’s right, title and interest, if any, in and to (i) any

Schedule 1-3

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reversions, remainders, privileges, easements, rights-of-way, appurtenances, agreements, rights, licenses, tenements and hereditaments appertaining to or otherwise benefiting or used in connection with the real property or the Improvements located thereon, (ii) any strips and gores of land, streets, alleys, public ways or rights-of-way abutting, adjoining, adjacent, connected or appurtenant thereto, and (iii) any minerals and mineral rights, oil, gas, and oil and gas rights, other hydrocarbon substances and rights, development rights, air rights, water and water rights, wells, well rights and well permits, water and sewer taps (or their equivalents), and sanitary or storm sewer capacity appertaining to or otherwise benefiting or used in connection therewith.

“Laws” means all Federal, state and local laws, statutes, codes, regulations, rules, ordinances, orders, policy directives, judgments or decrees (including common law), including those of judicial and administrative bodies.

“Lender Consent” and “Lender Consents” have the meanings set forth in Section 6.9(b).

“Liens” means liens, encumbrances, claims, covenants, conditions, restrictions, easements, rights of way, options, pledges, judgments, pledges, hypothecations, rights of first offer or first refusal, security interests or other similar matters.

“Losses” means, on an after-tax basis, all damages, losses, liabilities, claims, actions, interest, penalties, demands, obligations, judgments, expenses or costs (including reasonable attorneys’ fees, charges and disbursements, including those of in-house counsel and appeals, and expert witness fees), including, without limitation, any claim for a mechanic’s lien or materialmen’s lien.

“Material Adverse Effect” has the meaning set forth in Section 5.6.

“Material Event Termination Notice” has the meaning set forth in Section 6.4.

“Membership Interests” means each of the Common Membership Interests and the Preferred Membership Interests.

“Notices” has the meaning set forth in Section 13.13.

“OFAC” has the meaning set forth in the definition of “Prohibited Person”.

“Original Operating Agreement” has the meaning set forth in the recitals hereto.

“Park Plaza Mall Mortgage Loan” means that certain loan in the original principal amount of $42,000,000, made pursuant to that certain Loan Agreement, dated as of April 20, 2000, by and between First Union National Bank, as original lender, and Park Plaza Mall, LLC, as original borrower; as amended by that certain Amendment to Promissory Note dated as of July 1, 2000, between the original borrower and the original lender, which, among other things, increased the unpaid principal amount of the Park Plaza Mall Mortgage Loan by $500,000.00

Schedule 1-4

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from $41,961,102.59 to $42,461,102.59; as assumed pursuant to that certain Loan Assumption and Substitution Agreement dated June 22, 2004 by and among Park Plaza Mall Property Owner, as new borrower, Transferor, as assuming indemnitor, Park Plaza Mall, LLC, as original borrower, and First Union Real Estate Equity and Mortgage Investments, as original indemnitor, in favor of Wells Fargo Bank, N.A. as Trustee for the Registered Holders of First Union National Bank Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2000-C2, Lender, recorded on June 23, 2004 in the Official Records of Pulaski County, Arkansas as Instrument Number 2004050063; which loan is secured by one or more mortgages on the Park Plaza Mall Property.

“Permits” means all right, title and interest of Transferor or any Property Owner in and to all governmental or quasi-governmental permits, agreements, licenses, certificates, authorizations, applications, approvals, entitlements, variances and waivers, including building permits and certificates of occupancy, relating to the construction, ownership, development, use, operation, maintenance or repair of any Real Property, to the extent that they are assignable.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, real estate investment trust, unincorporated association, joint stock company, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing or any other entity or association.

“Personal Property” means all right, title and interest of Transferor or any Property Owner in and to all tangible personal property, machinery, apparatus, appliances, equipment and supplies currently used in the operation, repair and maintenance of all or any portion of any Real Properties. Personal Property shall not include any tangible personal property and fixtures which are owned by Tenants.

“Plans and Records” means, to the extent in Transferor’s Possession or Reasonable Control, all right, title and interest of Transferor or any Property Owner in and to all reports, studies, financial or other records, books or documents existing and relating to the ownership, use, operation, construction, fabrication, repair or maintenance of, or otherwise to, any Real Property, including the following: surveys, maps, plats and street improvement specifications of each Real Property; soil, substratus, environmental, engineering, structural and geological studies, reports and assessments; architectural drawings, as-builts, plans, engineer’s drawings and specifications; appraisals; title reports or policies together with any copies of documents referenced therein; expansion, renovation or development-related documents; and booklets, manuals, files, records, correspondence contained in lease files, tenant lists, tenant files, logos, tenant prospect lists, other mailing lists, sales brochures and other materials, and leasing brochures and advertising materials and similar items. Nothing in this Agreement shall prohibit Transferor from retaining a copy of any item delivered to Transferee.

“Preferred Member” has the meaning set forth in the recitals hereto.

Schedule 1-5

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“Preferred Membership Interests” has the meaning set forth in Section 1.1.

“Prohibited Person” means any of the following: (a) a Person that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”); (b) a Person owned or controlled by, or acting for or on behalf of any Person that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (c) a Person that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http:www/treas.gov/offices/enforcement/ofac; (d) a Person that is otherwise the target of any economic sanctions program currently administered by OFAC; or (e) a Person that is affiliated with any Person identified in clause (a), (b), (c) and/or (d) above.

“Property” means, each of the Chapel Hill Mall Property, the Chapel Hill Suburban/Crossing Property, the Greenbrier Mall Property, the Park Plaza Mall Property, the St. Clair Square Property, the Shoppes At St. Clair Square Property, the Westmoreland Mall Property, the Acadiana Mall Property and each of the properties set forth on Schedule 2 attached hereto; and collectively, the “Properties”. Each Property is comprised of all of the applicable Property Owner’s right, title and interest (if any) in and to (a) the Real Property, (b) the Personal Property, (c) the Tenant Leases, (d) the Contracts, and (e) the Intangible Property, related thereto.

“Property Documents” means the following to the extent in Transferor’s Possession or Reasonable Control and relating to the Properties: (a) Tenant Leases, (b) current insurance certificates, (c) existing ALTA surveys, (d) existing title insurance commitments or reports, (e) Permits, (f) tax bills for the last 2 years, (g) current rent rolls, (h) soil, substratus, environmental, structural and geological studies, reports and assessments, (i) operating statements, (j) guarantees and warranties, and (m) other materials reasonably requested by Transferee.

“Property Owner” and “Property Owners” have the meanings set forth in the recitals hereto.

“Property Owner Organizational Documents” means, with respect to each Property Owner, the certificate of formation or certificate of limited partnership, as applicable, and the limited liability company agreements or limited partnership agreement, as applicable, of such Property Owner.

“Real Property” means, collectively, the Land and Improvements.

“Rent Roll” has the meaning set forth in Section 4.5(c).

“St. Clair Square Mortgage Loan” means that certain loan in the original principal amount of $75,000,000, made pursuant to that certain Loan Agreement, dated as of March 11, 1999, by and between Teachers Insurance and Annuity Association of America, as lender, and

Schedule 1-6

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St. Clair Square Owner, as borrower, which loan is secured by one or more mortgages on the St. Clair Square Property.

“Shoppes At St. Clair Square Mortgage Loan” means that certain loan in the original principal amount of $22,500,000, made pursuant to that certain Loan Agreement, dated as of March 16, 2007, by and between KeyBank National Association, as lender, and Shoppes At St. Clair Square Owner, as borrower, which loan is secured by one or more mortgages on the “Shoppes At St. Clair Square Property.

“SEC” has the meaning set forth in Section 10.5.

“Subject Files” has the meaning set forth in Section 10.4.

“Survey” means a current as-built ALTA survey of each Property.

“Tax Returns” has the meaning set forth in Section 4.8(b).

“Taxes” means all taxes, charges, fees, levies or other assessments, including, without limitation, special assessments for improvements, income, gross receipts, excise, real and personal property, sales, transfer, deed, stamp, license, payroll and franchise taxes, imposed by any governmental authority and shall include any interest, penalties or additions to tax attributable to any of the foregoing.

“Tenant Deposits” means all security deposits plus any interest accrued thereon, paid by Tenants to the applicable Property Owner relating to a Property.

“Tenant Leases” means all leases, licenses, tenancies or occupancy arrangements (other than option agreements), whether written or oral, to which any Property Owner is a party, and all right, title and interest of the applicable Property Owner as landlord thereunder, affecting any portion of any Real Property, if any, that extend beyond Closing.

“Tenants” means all Persons leasing, renting or occupying space within a Property pursuant to Tenant Leases.

“Title Commitment” means a current commitment for an owner’s title insurance policy for each Property.

“Title Company” means Fidelity National Title Insurance Company.

“Transferee” has the meaning set forth in the opening paragraph hereto.

“Transferee’s Actual Knowledge” means the actual knowledge, without any duty of inquiry or investigation, of Keith Honnold and Scott Word as to a fact at the time given. Without limiting the foregoing, Each of the other parties acknowledges that the foregoing individuals have not performed and are not obligated to perform any investigation or review of any files or

Schedule 1-7

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other information in the possession of Transferee or any of its affiliates, or to make any inquiry of any Persons, or to take any other actions in connection with the representations and warranties of Transferee set forth in this Agreement. Neither the actual knowledge of any other Person, nor the constructive knowledge of the foregoing individuals or of any other Person, shall be imputed to the foregoing individuals.

“Transferee’s Closing Costs” has the meaning set forth in Section 10.2.

“Transferor” has the meaning set forth in the opening paragraph hereto.

“Transferor Related Party” means each of Transferor and each Property Owner, and their respective affiliates and the direct and indirect shareholders, officers, directors, partners, principals, members, employees, agents and contractors, and any successors or assigns of the foregoing.

“Transferor’s Actual Knowledge” means the actual knowledge, without any duty of inquiry or investigation, of Keith Honnold and Scott Word as to a fact at the time given. Without limiting the foregoing, each other party acknowledges that the foregoing individuals have not performed and are not obligated to perform any investigation or review of any files or other information in the possession of Transferor or any of its affiliates, or to make any inquiry of any Persons, or to take any other actions in connection with the representations and warranties of Transferor set forth in this Agreement. Neither the actual knowledge of any other Person, nor the constructive knowledge of the foregoing individuals or of any other Person, shall be imputed to the foregoing individuals.

“Transferor’s Closing Costs” has the meaning set forth in Section 10.2.

“Transferor’s Possession or Reasonable Control” means within the possession or control of (a) Transferor, (b) any Property Owner, (c) any Person controlled by Transferor or any Property Owner, (d) any Property Owner’s property manager (or any of such property manager’s affiliates), or (e) any employees, agents or third party consultants of Transferor or any Property Owner.

“Westfield Contribution” has the meaning set forth in the recitals hereto.

“Westfield Contribution Agreement” has the meaning set forth in the recitals hereto.

“Westfield” has the meaning set forth in the opening paragraph hereto.

“Westfield’s Actual Knowledge” means the actual knowledge, without any duty of inquiry or investigation, of Bill Hecht, Bill Gioroukos, Peter Koenig, Roger Porter, Mark Stefanek, Linda Kaufman and/or Ken Wong as to a fact at the given time. Without limiting the foregoing, each of the other parties acknowledges that the individuals have not performed and are not obligated to perform any investigation or review of any files or other information in the

Schedule 1-8

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possession of Westfield or any of its affiliates, or to make any inquiry of any Persons, or to take any other actions in connection with the representations and warranties of Westfield set forth in this Agreement. Neither the actual knowledge of any other Person, nor the constructive knowledge of the foregoing individuals or of any other Person, shall be imputed to the foregoing individuals.

“Westmoreland Mall Mortgage Loan” means that certain loan in the original principal amount of $85,000,000, made pursuant to that certain Loan Agreement, dated as of February 26, 2003, by and between UBS Warburg Real Estate Investments, Inc., as lender, and Westmoreland Mall Owner, as borrower, which loan is secured by one or more mortgages on the Westmoreland Mall Property.

Schedule 1-9

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